Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of URS Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of changes in stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of URS Corporation and its subsidiaries at January 3, 2014 and December 28, 2012, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
San Francisco, California

March 3, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 16, as to which the date is August 1, 2014

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	January 3, 2014	December 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$283.7	$314.5
Accounts receivable, including retentions of $116.6 and $114.4, respectively	1,392.6	1,554.8
Costs and accrued earnings in excess of billings on contracts	1,521.5	1,384.3
Less receivable allowances	(65.1)	(69.7)
Net accounts receivable	2,849.0	2,869.4
Deferred tax assets	35.6	67.6
Inventory	49.2	61.5
Other current assets	173.2	204.2
Total current assets	3,390.7	3,517.2
Investments in and advances to unconsolidated joint ventures	245.6	278.3
Property and equipment, net	608.1	687.5
Intangible assets, net	569.7	692.2
Goodwill	3,695.6	3,721.6
Other long-term assets	208.3	364.2
Total assets	$8,718.0	$9,261.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$44.6	$71.8
Accounts payable and subcontractors payable, including retentions of $29.2 and $32.3, respectively	688.3	803.5
Accrued salaries and employee benefits	507.4	558.8
Billings in excess of costs and accrued earnings on contracts	233.1	289.1
Other current liabilities	365.2	277.8
Total current liabilities	1,838.6	2,001.0
Long-term debt	1,666.9	1,992.5
Deferred tax liabilities	444.2	379.9
Self-insurance reserves	127.2	129.8
Pension and post-retirement benefit obligations	285.7	300.9
Other long-term liabilities	128.4	271.0
Total liabilities	4,491.0	5,075.1
Commitments and contingencies (Note 17)
URS stockholders’ equity:
Preferred stock, authorized 3.0 shares; no shares outstanding	—	—
Common stock, par value $.01; authorized 200.0 shares; 89.1 and 88.9 shares issued, respectively; and 75.0 and 76.8 shares outstanding, respectively	0.9	0.9
Treasury stock, 14.1 and 12.1 shares at cost, respectively	(588.2)	(494.9)
Additional paid-in capital	3,038.1	3,003.9
Accumulated other comprehensive loss (Note 18)	(200.3)	(113.2)
Retained earnings	1,830.7	1,647.3
Total URS stockholders’ equity	4,081.2	4,044.0
Noncontrolling interests	145.8	141.9
Total stockholders’ equity	4,227.0	4,185.9
Total liabilities and stockholders’ equity	$8,718.0	$9,261.0

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended
	January 3, 2014	December 28, 2012	December 30, 2011
Revenues	$10,990.7	$10,972.5	$9,545.0
Cost of revenues	(10,416.0)	(10,294.5)	(8,988.8)
General and administrative expenses	(77.5)	(83.6)	(79.5)
Acquisition-related expenses (Note 8)	—	(16.1)	(1.0)
Restructuring costs (Note 17)	—	—	(5.5)
Goodwill impairment (Note 9)	—	—	(351.3)
Equity in income of unconsolidated joint ventures	93.6	107.6	132.2
Operating income	590.8	685.9	251.1
Interest expense	(86.1)	(70.7)	(22.1)
Other income (expenses)	(7.7)	0.5	—
Income before income taxes	497.0	615.7	229.0
Income tax expense	(167.7)	(189.9)	(143.4)
Net income including noncontrolling interests	329.3	425.8	85.6
Noncontrolling interests in income of consolidated subsidiaries	(82.1)	(115.2)	(128.5)
Net income (loss) attributable to URS	$247.2	$310.6	$(42.9)
Earnings (loss) per share (Note 3):
Basic	$3.35	$4.18	$(0.56)
Diluted	$3.31	$4.17	$(0.56)
Weighted-average shares outstanding (Note 3):
Basic	73.9	74.3	77.3
Diluted	74.7	74.5	77.3
Cash dividends declared per share (Note 15)	$0.84	$0.80	$—

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Year Ended
	January 3, 2014	December 28, 2012	December 30, 2011
Comprehensive income (loss):
Net income including noncontrolling interests	$329.3	$425.8	$85.6
Pension and post-retirement related adjustments, net of tax	(17.0)	(26.6)	(62.7)
Foreign currency translation adjustments, net of tax	(70.2)	24.8	(11.2)
Loss on derivative instruments, net of tax	—	(0.6)	—
Reclassification adjustment of prior derivative settlement, net of tax	0.1	—	—
Comprehensive income	242.2	423.4	11.7
Noncontrolling interests in comprehensive income of consolidated subsidiaries	(82.1)	(115.2)	(128.5)
Comprehensive income (loss) attributable to URS	$160.1	$308.2	$(116.8)

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions)

	Common Stock		Treasury	Additional Paid-in	Accumulated Other Comprehensive	Retained	Total URS Stockholders’	Noncontrolling	Total
	Shares	Amount	Stock	Capital	Income (Loss)	Earnings	Equity	Interests	Equity
Balances, December 31, 2010	81.9	$0.9	$(212.1)	$2,924.3	$(36.9)	$1,441.0	$4,117.2	$83.8	$4,201.0
Employee stock purchases and exercises of stock options	0.3	—	—	11.7	—	—	11.7	—	11.7
Stock repurchased in connection with exercises of stock options and vesting of restricted stock awards	(0.3)	—	—	(15.3)	—	—	(15.3)	—	(15.3)
Stock-based compensation	0.8	—	—	45.3	—	—	45.3	—	45.3
Excess tax benefits from stock-based compensation	—	—	—	0.8	—	—	0.8	—	0.8
Foreign currency translation adjustments	—	—	—	—	(11.2)	—	(11.2)	—	(11.2)
Pension and post-retirement related adjustments, net of tax	—	—	—	—	(62.7)	—	(62.7)	—	(62.7)
Repurchases of common stock	(6.0)	—	(242.8)	—	—	—	(242.8)	—	(242.8)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(111.7)	(111.7)
Contributions and advances from noncontrolling interests	—	—	—	—	—	—	—	6.9	6.9
Other transactions with noncontrolling interests	—	—	—	—	—	—	—	(0.3)	(0.3)
Net income (loss) including noncontrolling interests	—	—	—	—	—	(42.9)	(42.9)	128.5	85.6
Balances, December 30, 2011	76.7	$0.9	$(454.9)	$2,966.8	$(110.8)	$1,398.1	$3,800.1	$107.2	$3,907.3

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Continued)

(In millions)

	Common Stock		Treasury	Additional Paid-in	Accumulated Other Comprehensive	Retained	Total URS Stockholders’	Noncontrolling	Total
	Shares	Amount	Stock	Capital	Income (Loss)	Earnings	Equity	Interests	Equity
Balances, December 30, 2011	76.7	$0.9	$(454.9)	$2,966.8	$(110.8)	$1,398.1	$3,800.1	$107.2	$3,907.3
Employee stock purchases and exercises of stock options	0.3	—	—	8.9	—	—	8.9	—	8.9
Stock repurchased in connection with exercises of stock options and vesting of restricted stock awards	(0.4)	—	—	(15.5)	—	—	(15.5)	—	(15.5)
Stock-based compensation	1.2	—	—	43.6	—	—	43.6	—	43.6
Excess tax benefits from stock-based compensation	—	—	—	0.1	—	—	0.1	—	0.1
Foreign currency translation adjustments, net of tax	—	—	—	—	24.8	—	24.8	—	24.8
Pension and post-retirement related adjustments, net of tax	—	—	—	—	(26.6)	—	(26.6)	—	(26.6)
Loss on derivative instruments, net of tax	—	—	—	—	(0.6)	—	(0.6)	—	(0.6)
Repurchases of common stock	(1.0)	—	(40.0)	—	—	—	(40.0)	—	(40.0)
Cash dividends declared	—	—	—	—	—	(61.4)	(61.4)	—	(61.4)
Noncontrolling interests from an acquisition	—	—	—	—	—	—	—	2.0	2.0
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(83.8)	(83.8)
Contributions and advances from noncontrolling interests	—	—	—	—	—	—	—	1.2	1.2
Other transactions with noncontrolling interests	—	—	—	—	—	—	—	0.1	0.1
Net income including noncontrolling interests	—	—	—	—	—	310.6	310.6	115.2	425.8
Balances, December 28, 2012	76.8	$0.9	$(494.9)	$3,003.9	$(113.2)	$1,647.3	$4,044.0	$141.9	$4,185.9

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Continued)

(In millions)

	Common Stock		Treasury	Additional Paid-in	Accumulated Other Comprehensive	Retained	Total URS Stockholders’	Noncontrolling	Total
	Shares	Amount	Stock	Capital	Income (Loss)	Earnings	Equity	Interests	Equity
Balances, December 28, 2012	76.8	$0.9	$(494.9)	$3,003.9	$(113.2)	$1,647.3	$4,044.0	$141.9	$4,185.9
Employee stock purchases and exercises of stock options	0.6	—	—	20.2	—	—	20.2	—	20.2
Stock repurchased in connection with exercises of stock options and vesting of restricted stock awards	(0.4)	—	—	(17.9)	—	—	(17.9)	—	(17.9)
Stock-based compensation	—	—	—	30.4	—	—	30.4	—	30.4
Excess tax benefits from stock-based compensation	—	—	—	1.5	—	—	1.5	—	1.5
Foreign currency translation adjustments, net of tax	—	—	—	—	(70.2)	—	(70.2)	—	(70.2)
Pension and post-retirement related adjustments, net of tax	—	—	—	—	(17.0)	—	(17.0)	—	(17.0)
Reclassification adjustment of prior derivative settlement, net of tax	—	—	—	—	0.1	—	0.1	—	0.1
Repurchases of common stock	(2.0)	—	(93.3)	—	—	—	(93.3)	—	(93.3)
Cash dividends declared	—	—	—	—	—	(63.8)	(63.8)	—	(63.8)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(79.0)	(79.0)
Other transactions with noncontrolling interests	—	—	—	—	—	—	—	0.8	0.8
Net income including noncontrolling interests	—	—	—	—	—	247.2	247.2	82.1	329.3
Balances, January 3, 2014	75.0	$0.9	$(588.2)	$3,038.1	$(200.3)	$1,830.7	$4,081.2	$145.8	$4,227.0

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	January 3, 2014	December 28, 2012	December 30, 2011
Cash flows from operating activities:
Net income including noncontrolling interests	$329.3	$425.8	$85.6
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	156.8	132.4	82.1
Amortization of intangible assets	107.4	101.2	60.6
Goodwill impairment	—	—	351.3
Write-off of Canadian Notes premium	(23.2)	—	—
Gain on disposal of property and equipment	(25.4)	(3.4)	(8.9)
Deferred income taxes	73.0	(16.6)	28.3
Stock-based compensation	31.8	43.6	45.3
Equity in income of unconsolidated joint ventures	(93.6)	(107.6)	(132.2)
Dividends received from unconsolidated joint ventures	113.0	88.7	107.3
Changes in operating assets, liabilities and other, net of effects of business acquisitions:
Accounts receivable and costs and accrued earnings in excess of billings on contracts	364.3	(92.2)	10.6
Inventory	12.2	7.0	(11.9)
Other current assets	36.0	(27.0)	(7.3)
Other long-term assets	(200.5)	(62.2)	(91.2)
Accounts payable, accrued salaries and employee benefits, and other current liabilities	(219.5)	(13.7)	(40.5)
Billings in excess of costs and accrued earnings on contracts	(54.5)	(35.2)	13.8
Other long-term liabilities	7.1	(10.6)	13.0
Total adjustments and changes	284.9	4.4	420.3
Net cash from operating activities	614.2	430.2	505.9
Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	—	(1,345.7)	(282.1)
Proceeds from disposal of property and equipment	63.7	25.3	14.1
Payments in settlement of foreign currency forward contract	—	(1,260.6)	—
Receipts in settlement of foreign currency forward contract	—	1,260.3	—
Investments in unconsolidated joint ventures	(0.2)	(4.4)	(19.6)
Changes in restricted cash	4.3	3.9	7.0
Capital expenditures, less equipment purchased through capital leases and equipment notes	(81.0)	(125.4)	(67.5)
Net cash from investing activities	(13.2)	(1,446.6)	(348.1)

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In millions)

	Year Ended
	January 3, 2014	December 28, 2012	December 30, 2011
Cash flows from financing activities:
Borrowings from long-term debt	—	998.9	700.0
Payments on long-term debt	(220.5)	(38.0)	(632.6)
Borrowings from revolving line of credit	1,028.2	661.6	138.6
Payments on revolving line of credit	(1,124.1)	(583.6)	(115.7)
Net payments under foreign lines of credit and short-term notes	(26.6)	(20.5)	(16.4)
Net change in overdrafts	(54.9)	54.5	(18.0)
Payments on capital lease obligations	(18.0)	(14.6)	(10.9)
Payments of debt issuance costs and other financing activities	(0.8)	(8.7)	(3.1)
Proceeds from employee stock purchases and exercises of stock options	20.2	8.9	11.7
Distributions to noncontrolling interests	(79.0)	(83.8)	(111.7)
Contributions and advances from noncontrolling interests	0.5	2.3	6.6
Dividends paid	(62.2)	(44.7)	—
Repurchases of common stock	(93.3)	(40.0)	(242.8)
Net cash from financing activities	(630.5)	892.3	(294.3)
Net change in cash and cash equivalents	(29.5)	(124.1)	(136.5)
Effect of foreign exchange rate changes on cash and cash equivalents	(1.3)	2.6	(1.3)
Cash and cash equivalents at beginning of period	314.5	436.0	573.8
Cash and cash equivalents at end of period	$283.7	$314.5	$436.0
Supplemental information:
Interest paid	$83.9	$64.5	$15.2
Taxes paid	$101.3	$150.6	$177.3
Supplemental schedule of non-cash investing and financing activities:
Equipment acquired with capital lease obligations and equipment note obligations	$54.3	$27.9	$14.2
Purchase price adjustment and contingent consideration payable under acquisitions	$—	$—	$7.9
Cash dividends declared but not paid	$18.3	$16.7	$—

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS, BASIS OF PRESENTATION, AND ACCOUNTING POLICIES

Overview

The terms “we,” “us,” and “our” used in these financial statements refer to URS Corporation and its consolidated subsidiaries unless otherwise indicated. We are a leading international provider of engineering, construction and technical services. We offer a broad range of program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to public agencies and private sector clients around the world. We also are a United States (“U.S.”) federal government contractor in the areas of systems engineering and technical assistance, operations and maintenance, and information technology (“IT”) services. Headquartered in San Francisco, we have more than 50,000 employees in a global network of offices in nearly 50 countries as of January 31, 2014. We operate through four reporting segments: the Infrastructure & Environment Division, the Federal Services Division, the Energy & Construction Division and the Oil & Gas Division.

Our fiscal year is the 52/53-week period ending on the Friday closest to December 31. Our fiscal year ended January 3, 2014 contained 53 weeks.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the financial position, results of operations and cash flows of URS Corporation and our majority-owned subsidiaries and joint ventures that are required to be consolidated.

We completed the acquisitions of Flint Energy Services Ltd. (“Flint”) and Apptis Holdings, Inc. (“Apptis”) on May 14, 2012 and June 1, 2011, respectively. The operations of Flint became our Oil & Gas Division, with the exception of the facility construction component that was included in our Energy & Construction Division. The operating results of Flint and Apptis from their acquisition dates through January 3, 2014 were included in our consolidated financial statements under the Oil & Gas and Federal Services Divisions, respectively.

Investments in unconsolidated joint ventures are accounted for using the equity method and are included as investments in and advances to unconsolidated joint ventures on our Consolidated Balance Sheets. All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of and Changes in Estimates

The preparation of our consolidated financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on information that is currently available. Changes in facts and circumstances may cause us to revise our estimates.

Our business activities involve making significant estimates and assumptions in the normal course of business relating to our contracts. We focus on evaluating the performance of contracts individually. These estimates and assumptions can vary in the normal course of business as contracts progress, when estimated productivity assumptions change based on experience to-date and as uncertainties are resolved. We use the cumulative catch-up method applicable to construction contract accounting to account for revisions in estimates.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. BUSINESS, BASIS OF PRESENTATION, AND ACCOUNTING POLICIES (Continued)

For the year ended January 3, 2014, our results of operations included the recognition of a $31.1 million performance-based incentive fee from our work managing one of our chemical demilitarization programs. This change in estimate resulted in increases of $31.1 million in operating income, $18.7 million in net income, and $0.25 in diluted earnings per share (“EPS”) for the year ended January 3, 2014.

For the year ended December 28, 2012, our results of operations included the recognition of a $40.0 million programmatic schedule incentive fee achieved when multiple chemical demilitarization contracts each met its milestones during the period. This change in estimate resulted in increases of $40.0 million in operating income, $24.0 million in net income, and $0.32 in diluted EPS for the year ended December 28, 2012.

For the year ended December 30, 2011, we recognized $24.8 million from our share of cost savings on an air quality control services project that was realized during the period. This change in estimate resulted in increases of $24.8 million in operating income, $14.9 million in net income, and $0.19 in diluted EPS for the year ended December 30, 2011.

Consolidation of Variable Interest Entities

We participate in joint ventures, which include partnerships and partially-owned limited liability companies, to bid, negotiate and complete specific projects. We are required to consolidate these joint ventures if we hold the majority voting interest or if the joint venture is determined to be a variable interest entity (“VIE”) and we are determined to be the primary beneficiary.

We are considered to be the primary beneficiary if we have the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. In determining whether we are the primary beneficiary, we take into consideration the following:

•                  Identifying the significant activities and the parties that have the power to direct them;

•                  Reviewing the governing board composition and participation ratio;

•                  Determining the equity, profit and loss ratio;

•                  Determining the management-sharing ratio;

•                  Reviewing employment terms, including which joint venture partner provides the project manager; and

•                  Reviewing the funding and operating agreements.

Examples of significant activities include the following:

•                  Program and project management;

•                  Engineering services;

•                  Procurement services;

•                  Construction;

•                  Construction management; and

•                  Operations and maintenance services.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. BUSINESS, BASIS OF PRESENTATION, AND ACCOUNTING POLICIES (Continued)

Based on the above, if we determine that the power to direct the significant activities is shared by two or more joint venture parties, then there is no primary beneficiary and no party consolidates the VIE. In making the shared- power determination, we analyze the key contractual terms, governance, related party and de facto agency as they are defined in the accounting standard, and other arrangements to determine if the shared power exists.

As required by the accounting standard, we perform a quarterly re- assessment to determine whether we are the primary beneficiary. This evaluation may result in consolidation of a previously unconsolidated joint venture or in deconsolidation of a previously consolidated joint venture. See Note 6, “Joint Ventures,” for further information on our VIEs.

Revenue Recognition

We recognize revenues from engineering, construction and construction-related contracts using the percentage-of-completion method as project progress occurs. Service-related contracts, including operations and maintenance services and a variety of technical assistance services, are accounted for using the proportionate performance method as project progress occurs.

Percentage of Completion.  Under the percentage-of-completion method, revenue is recognized as contract performance progresses. We estimate the progress towards completion to determine the amount of revenue and profit to recognize. We generally utilize a cost-to-cost approach in applying the percentage-of-completion method, where revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. Costs are generally determined from actual hours of labor effort expended at per- hour labor rates calculated using a labor dollar multiplier that includes direct labor costs and allocable overhead costs. Direct non-labor costs are charged as incurred plus any mark-up permitted under the contract.

Under the percentage-of-completion method, recognition of profit is dependent upon the accuracy of a variety of estimates, including engineering progress, materials quantities, and achievement of milestones, incentives, penalty provisions, labor productivity, cost estimates and others. Such estimates are based on various professional judgments we make with respect to those factors and are subject to change as the project proceeds and new information becomes available.

Proportional Performance.  Our service contracts, primarily performed by our Federal Services Division, are accounted for using the proportional performance method, under which revenue is recognized in proportion to the number of service activities performed, in proportion to the direct costs of performing the service activities, or evenly across the period of performance depending upon the nature of the services provided.

Revenues from all contracts may vary based on the actual number of labor hours worked and other actual contract costs incurred. If actual labor hours and other contract costs exceed the original estimate agreed to by our client, we generally obtain a change order, contract modification or successfully prevail in a claim in order to receive and recognize additional revenues relating to the additional costs (see “Change Orders and Claims” below).

If estimated total costs on any contract indicate a loss, we charge the entire estimated loss to operations in the period the loss becomes known. The cumulative effect of revisions to revenue, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims,

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. BUSINESS, BASIS OF PRESENTATION, AND ACCOUNTING POLICIES (Continued)

anticipated losses, and others are recorded in the accounting period in which the events indicating a loss or change in estimates are known and the loss can be reasonably estimated. Such revisions could occur at any time and the effects may be material.

We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenue and contract completion costs on our long-term engineering and construction contracts. However, due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates.

Change Orders and Claims.  Change orders and/or claims occur when changes are experienced once contract performance is underway, and may arise under any of the contract types described below.

Change orders are modifications of an original contract that effectively change the existing provisions of the contract without adding new scope or terms. Change orders may include changes in specifications or designs, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Either we or our clients may initiate change orders. Client agreement as to the terms of change orders is, in many cases, reached prior to work commencing; however, sometimes circumstances require that work progress without obtaining client agreement. Costs related to change orders are recognized as incurred. Revenues attributable to change orders that are unapproved as to price or scope are recognized to the extent that costs have been incurred if the amounts can be reliably estimated and their realization is probable. Revenues in excess of the costs attributable to change orders that are unapproved as to price or scope are recognized only when realization is assured beyond a reasonable doubt. Change orders that are unapproved as to both price and scope are evaluated as claims.

Claims are amounts in excess of agreed contract prices that we seek to collect from our clients or others for customer-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. Claims are included in total estimated contract revenues when the contract or other evidence provides a legal basis for the claim, when the additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of the deficiencies in the contract performance, when the costs associated with the claim are identifiable, and when the evidence supporting the claim is objective and verifiable. Revenue on claims is recognized only to the extent that contract costs related to the claims have been incurred and when it is probable that the claim will result in a bona fide addition to contract value which can be reliably estimated. No profit is recognized on claims until final settlement occurs. As a result, costs may be recognized in one period while revenues may be recognized when client agreement is obtained or claims resolution occurs, which can be in subsequent periods.

“At-risk” and “Agency” Contracts.  The amount of revenues we recognize also depends on whether the contract or project represents an at- risk or an agency relationship between the client and us. Determination of the relationship is based on characteristics of the contract or the relationship with the client. For at-risk relationships where we act as the principal to the transaction, the revenue and the costs of materials, services, payroll, benefits, and other costs are recognized at gross amounts. For agency relationships, where we act as an agent for our client, only the fee revenue is recognized, meaning that direct project costs and the related reimbursement from the client are netted. Revenues

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from agency contracts and collaborative arrangements were not a material part of revenues for any period presented.

In classifying contracts or projects as either at-risk or agency, we consider the following primary characteristics to be indicative of at-risk relationships: (i) we acquire the related goods and services using our procurement resources, (ii) we assume the risk of loss under the contract and (iii) we are responsible for insurance coverage, employee-related liabilities and the performance of subcontractors.

We consider the following primary characteristics to be indicative of agency relationships: (i) our client owns the work facilities utilized under the contract, (ii) we act as a procurement agent for goods and services acquired with client funds, (iii) our client is invoiced for our fees, (iv) our client is exposed to the risk of loss and maintains insurance coverage, and (v) our client is responsible for employee-related benefit plan liabilities and any remaining liabilities at the end of the contract.

Contract Types

Our contract types include cost-plus, target-price, fixed-price, and time-and-materials contracts. Revenue recognition is determined based on the nature of the service provided, irrespective of the contract type, with engineering, construction and construction-related contracts accounted for under the percentage-of-completion method and service-related contracts accounted for under the proportional performance method.

Cost-Plus Contracts.  We enter into four major types of cost-plus contracts. Revenue for the majority of our cost-plus contracts is recognized using the percentage-of-completion method:

Cost-Plus Fixed Fee.  Under cost-plus fixed fee contracts, we charge our clients for our costs, including both direct and indirect costs, plus a fixed negotiated fee.

Cost-Plus Fixed Rate.  Under our cost-plus fixed rate contracts, we charge clients for our direct costs plus negotiated rates based on our indirect costs.

Cost-Plus Award Fee.  Some cost-plus contracts provide for award fees or penalties based on performance criteria in lieu of a fixed fee or fixed rate. Other contracts include a base fee component plus a performance-based award fee. In addition, we may share award fees with subcontractors and/or our employees. We accrue fee sharing as related award fee revenue is earned. We take into consideration the award fee or penalty on contracts when estimating revenues and profit rates, and we record revenues related to the award fees when there is sufficient information to assess anticipated contract performance. On contracts that represent higher than normal risk or technical difficulty, we defer all award fees until an award fee letter is received. Once an award fee letter is received, the estimated or accrued fees are adjusted to the actual award amount.

Cost-Plus Incentive Fee.  Some of our cost-plus contracts provide for incentive fees based on performance against contractual milestones. The amount of the incentive fees varies, depending on whether we achieve above-, at- or below-target results. We recognize incentive fees revenues as milestones are achieved, assuming that we will achieve at-target results, unless our estimates indicate our cost at completion to be significantly above or below target.

Target-Price Contracts.  Under our target-price contracts, project costs are reimbursable. Our fee is established against a target budget that is subject to changes in project circumstances and scope. Should

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the project costs exceed the target budget within the agreed-upon scope, we generally degrade a portion of our fee or profit to mitigate the excess cost; however, the customer reimburses us for the costs that we incur if costs continue to escalate beyond our expected fee. If the project costs are less than the target budget, we generally recover a portion of the project cost savings as additional fee or profit. We recognize revenues on target-price contracts using the percentage-of-completion method.

Fixed-Price Contracts.  We enter into two major types of fixed-price contracts:

Firm Fixed-Price (“FFP”).  Under FFP contracts, our clients pay us an agreed fixed-amount negotiated in advance for a specified scope of work. We generally recognize revenues on FFP contracts using the percentage-of- completion method. If the nature or circumstances of the contract prevent us from preparing a reliable estimate at completion, we will delay profit recognition until adequate information about the contract’s progress becomes available. Prior to completion, our recognized profit margins on any FFP contract depend on the accuracy of our estimates and will increase to the extent that our current estimates of aggregate actual costs are below amounts previously estimated. Conversely, if our current estimated costs exceed prior estimates, our profit margins will decrease and we may realize a loss on a project.

Fixed-Price Per Unit (“FPPU”).  Under our FPPU contracts, clients pay us a set fee for each service or production transaction that we complete. We recognize revenues under FPPU contracts as we complete the related service or production transactions for our clients generally using the proportional performance method. Some of our FPPU contracts are subject to maximum contract values.

Time-and-Materials Contracts.  Under our time-and- materials contracts, we negotiate hourly billing rates and charge our clients based on the actual time that we spend on a project. In addition, clients reimburse us for our actual out-of-pocket costs of materials and other direct incidental expenditures that we incur in connection with our performance under the contract. The majority of our time-and-material contracts are subject to maximum contract values and, accordingly, revenues under these contracts are generally recognized under the percentage-of-completion method. However, time-and-materials contracts that are service-related contracts are accounted for utilizing the proportional performance method. Revenues on contracts that are not subject to maximum contract values are recognized based on the actual number of hours we spend on the projects plus any actual out-of-pocket costs of materials and other direct incidental expenditures that we incur on the projects. Our time-and-materials contracts also generally include annual billing rate adjustment provisions.

Segmenting and Combining Contracts

Occasionally a contract may include several elements or phases, each of which was negotiated separately with our client and agreed to be performed without regard to the performance of others. We follow the criteria set forth in the accounting guidance when combining and segmenting contracts. When combining contracts, revenues and profits are earned and reported uniformly over the performance of the combined contracts. When segmenting contracts, we assign revenues and costs to the different elements or phases to achieve different rates of profitability based on the relative value of each element or phase to the estimated contract revenues. Values assigned to the segments are based on our normal historical prices and terms of such services to other clients. Also, a group of contracts may be so closely related that they are, in effect, part of a single project with an overall profit margin.

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Accounts Receivable and Costs and Accrued Earnings in Excess of Billings on Contracts

Accounts receivable in the accompanying Consolidated Balance Sheets are primarily comprised of amounts billed to clients for services already provided, but which have not yet been collected. Occasionally, under the terms of specific contracts, we are permitted to submit invoices in advance of providing our services to our clients and, to the extent they have not been collected, these amounts are also included in accounts receivable.

Costs and accrued earnings in excess of billings on contracts (also referred to as “Unbilled Accounts Receivable”) in the accompanying Consolidated Balance Sheets represent unbilled amounts earned and reimbursable under contracts. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of milestones or completion of the project. Generally, such unbilled amounts will be billed and collected over the next twelve months.

Accounts receivable and costs and accrued earnings in excess of billings on contracts include certain amounts recognized related to unapproved change orders (amounts representing the value of proposed contract modifications, but which are unapproved as to either price or scope) and claims, (change orders that are unapproved as to both price and scope) that have not been collected and, in the case of balances included in costs and accrued earnings in excess of billings on contracts, may not be billable until an agreement or, in the case of claims, a settlement is reached. Most of those balances are not material and are typically resolved in the ordinary course of business.

Billings in Excess of Costs and Accrued Earnings on Contracts

Billings in excess of costs and accrued earnings on contracts in the accompanying Consolidated Balance Sheets is comprised of cash collected from clients and billings to clients on contracts in advance of work performed, advance payments negotiated as a contract condition, estimated losses on uncompleted contracts, normal profit liabilities, project-related legal liabilities; and other project-related reserves. The majority of the unearned project-related costs will be earned over the next twelve months.

We record provisions for estimated losses on uncompleted contracts in the period in which such losses become probable. The cumulative effects of revisions to contract revenues and estimated completion costs are recorded in the accounting period in which the amounts become probable and can be reasonably estimated. These revisions can include such items as the effects of change orders and claims, warranty claims, liquidated damages or other contractual penalties, adjustments for audit findings on U.S. or other government contracts and contract closeout settlements.

Receivable Allowances

We reduce our accounts receivable and costs and accrued earnings in excess of billings on contracts by estimating an allowance for amounts that may become uncollectible or unrealizable in the future. We determine our estimated allowance for uncollectible amounts based on management’s judgments regarding our operating performance related to the adequacy of the services performed or products delivered, the status of change orders and claims, our experience settling change orders and claims and the financial condition of our clients, which may be dependent on the type of client and current economic conditions to which the client may be subject.

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Classification of Current Assets and Liabilities

Our accounts receivable include retentions associated with long-term contracts, which are generally not billable until near or at the completion of the projects or milestones and/or delivery of services. For contracts with terms that exceed one year, retentions are generally billed beyond a year from the service date. Our Unbilled Accounts Receivable include amounts related to milestone payment clauses, which may provide for payments to be received beyond a year from the date the Unbilled Accounts Receivable are recognized. Unbilled Accounts Receivable related to performance-based incentives that we do not expect to bill within twelve months of the balance sheet date are included in “Other long-term assets.” Based on our historical experience, we generally consider the collection risk related to these amounts to be low. When events or conditions indicate that the amounts outstanding may become uncollectible, an allowance is estimated and recorded.

Subcontractor payables, subcontractor retentions, and billings in excess of costs and accrued earnings on contracts each contain amounts that, depending on contract performance, resolution of U.S. government contract audits, negotiations, change orders, claims or changes in facts and circumstances, may not require payment within one year.

Accounts receivable—retentions represent amounts billed to clients for services performed that, by the underlying contract terms, will not be paid until the projects meet contractual milestones, or are at or near completion. Correspondingly, subcontractors payable—retentions represent amounts billed to us by subcontractors for services performed that, by their underlying contract terms, do not require payment by us until the projects are at or near completion.

Accounts payable and subcontractors payable include our estimate of incurred but unbilled subcontractor costs.

Concentrations of Credit Risk

Our accounts receivable and costs and accrued earnings in excess of billings on contracts are potentially subject to concentrations of credit risk. Our credit risk on accounts receivable is limited due to the large number of contracts for clients that comprise our customer base and their dispersion across different business and geographic areas. We estimate and maintain an allowance for potential uncollectible accounts, and such estimates have historically been within management’s expectations. See Note 4, “Accounts Receivable and Costs and Accrued Earnings in Excess of Billings on Contracts” for more details. Our cash and cash equivalents are maintained in accounts held by major banks and financial institutions located primarily in North America, Europe and Asia Pacific.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with maturities of 90 days or less at the date of purchase and include interest-bearing bank deposits and money market funds. At January 3, 2014 and December 28, 2012, restricted cash balances were $12.8 million and $17.1 million, respectively. These amounts were included in “Other current assets” on our Consolidated Balance Sheets. For cash held by our consolidated joint ventures, see Note 6, “Joint Ventures.”

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Derivative Instruments

We are exposed to the risk of changes in interest rates on our long-term debt. Sometimes, we manage this risk through the use of derivative instruments. All derivative financial instruments are recorded on the balance sheet at fair value. At dates entered into, the derivatives hedge the variability in cash flows received or paid in connection with a recorded asset or liability.

Changes in the fair value of cash flow hedges are recorded in other comprehensive income until earnings are affected by the variability of cash flows of the hedged transactions. We would discontinue hedge accounting prospectively when the derivatives are no longer effective in offsetting changes in cash flows of the hedged items, the derivatives are sold or terminated or it is no longer probable that the forecasted transactions will occur. Cash flows resulting from derivatives that are accounted for as hedges may be classified in the same category as the cash flows from the items being hedged.

We use derivative instruments only for risk management purposes and not for speculation or trading. The amount, maturity, and other specifics of the hedge, if any, are determined by the specific derivative instrument. If a derivative contract is entered into, we either determine that it is an economic hedge or we designate the derivative as a cash flow or fair value hedge. We formally document all relationships between hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking various hedged transactions. For those derivatives designated as cash flow or fair value hedges, we formally assess, both at the derivatives’ inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the hedged items. The ineffective portion of hedging transactions is recognized in current income.

Fair Value Measurement

We determine the fair values of our financial instruments, including debt instruments and pension and post-retirement plan assets based on inputs or assumptions that market participants would use in pricing an asset or a liability. We categorize our instruments using a valuation hierarchy for disclosure of the inputs used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. The classification of a financial asset or liability within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The recorded values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values based on their short-term nature.

Our long-term debt includes both floating-rate and fixed rate instruments. See Note 12, “Fair Value of Debt Instruments and Derivative Instruments,” for additional disclosure.

Our fair value measurement methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Although we believe our valuation methods are appropriate and consistent with those used by other market participants, the use of

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different methodologies or assumptions to determine fair value could result in a different fair value measurement at the reporting date.

Inventory

Inventory is stated at cost (first-in, first-out or average cost), but not in excess of net realizable value. Net realizable value represents the estimated selling price for inventory less the estimated costs of completion and the estimated costs associated with the sale. The cost of inventory includes expenditures incurred in acquiring the inventory, production or conversion costs, and other costs incurred in bringing the inventory items to their existing location and condition. For fabricated inventory and work in progress, cost includes overhead allocated based on normal operating capacity. A write down for excess or inactive inventory is recorded based upon an analysis that considers current inventory levels, historical usage patterns, future sales expectations and salvage value. See Note 5, “Inventory,” for additional disclosure.

Property and Equipment

Property and equipment are stated at cost. In the year assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts and any gain or loss on disposal is reflected in the Consolidated Statement of Operations. Depreciation is provided on the straight-line and the declining methods using estimated useful lives less residual value. Leasehold improvements are amortized over the length of the lease or estimated useful life, whichever is less. We capitalize our repairs- and maintenance-related costs that extend the estimated useful lives of property and equipment; otherwise, repairs- and maintenance-related costs are expensed. Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, we compare the carrying value to the fair value, which is measured using the prices in active markets for similar assets, and recognize the difference as an impairment loss. See Note 7, “Property and Equipment,” for additional disclosure.

Internal-Use Computer Software

We expense or capitalize costs associated with the development of internal- use software as follows:

Preliminary Project Stage:  Both internal and external costs incurred during this stage are expensed as incurred.

Application Development Stage:  Both internal and external costs incurred to purchase and develop computer software are capitalized after the preliminary project stage is completed and management authorizes the computer software project. However, training costs and the process of data conversion from the old system to the new system, which includes purging or cleansing of existing data, reconciliation or balancing of old data to the converted data in the new system, are expensed as incurred.

Post-Implementation/Operation Stage:  All training costs and maintenance costs incurred during this stage are expensed as incurred.

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Costs of upgrades and enhancements are capitalized if the expenditures will result in adding functionality to the software. Capitalized software costs are depreciated using the straight-line method over the estimated useful life of the related software, which may be up to ten years.

Goodwill and Intangible Assets

We amortize our intangible assets based on the period over which the contractual or economic benefits of the intangible assets are expected to be realized. We assess our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an intangible asset may not be recoverable.

Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. Goodwill is allocated to the reporting units based on the respective fair values of the reporting units at the time of the various acquisitions that gave rise to the recognition of goodwill or at the time of a reorganization which impacts the composition of the reporting units. We assess our goodwill for impairment at least annually as of the end of the first month following our September reporting period or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

We believe the methodology that we use to review impairment of goodwill, which includes a significant amount of judgment and estimates, provides us with a reasonable basis to determine whether impairment has occurred. However, many of the factors employed in determining whether our goodwill is impaired are outside of our control and it is reasonably likely that assumptions and estimates will change in future periods. These changes could result in future impairments.

Goodwill impairment reviews involve a two-step process. The first step is a comparison of each reporting unit’s fair value to its carrying value. We estimate fair value using both the income approach and the market approach.

If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment. The amount of impairment is determined by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of the goodwill calculated in the same manner as if the reporting unit were being acquired in a business combination. If the implied fair value of goodwill is less than the recorded goodwill, we would record an impairment charge for the difference.

There are several instances that may cause us to further test our goodwill for impairment between the annual testing periods including: (i) continued deterioration of market and economic conditions that may adversely impact our ability to meet our projected results; (ii) declines in our stock price caused by continued volatility in the financial markets that may result in increases in our weighted-average cost of capital or other inputs to our goodwill assessment; and (iii) the occurrence of events that may reduce the fair value of a reporting unit below its carrying amount, such as the sale of a significant portion of one or more of our reporting units.

If our goodwill were impaired, we would be required to record a non-cash charge that could have a material adverse effect on our consolidated financial statements.

See Note 9, “Goodwill and Intangible Assets,” for more disclosure about our test for goodwill impairment.

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Self-insurance Reserves

Self-insurance reserves represent reserves established as a result of insurance programs under which we self-insure portions of our business risks. We carry substantial premium-paid, traditional risk transfer insurance for our various business risks; however, we self-insure and establish reserves for the retentions on workers’ compensation insurance, general liability, automobile liability, and professional errors and omissions liability.

Foreign Currency Translation

We determine the functional currency of our international operating entities based upon the currency of the primary environment in which they operate. Where the functional currency is not the U.S. dollar, translation of assets and liabilities to U.S. dollars is based on exchange rates at the balance sheet date. Translation of revenue and expenses to U.S. dollars is based on the average rate during the period. Foreign currency differences arising from transactions denominated in currencies other than the functional currency, such as selling services or purchasing materials, results in transaction gains or losses, and are generally included in results of operations.

Foreign currency differences arising from the translation of intercompany loans from a foreign currency into the functional currency of an entity, which are of a long-term investment nature (that is, settlement is not planned or anticipated in the foreseeable future) are recorded in “Accumulated other comprehensive income (loss)” on our Consolidated Balance Sheets. Foreign currency differences arising from the translation of other intercompany loans are recorded in “Other income (expense)” on our Consolidated Statements of Operations.

Income Taxes

We use the asset and liability approach for financial accounting and reporting for income taxes. We file income, franchise, gross receipts and similar tax returns in many jurisdictions. Our tax returns are subject to audit by the Internal Revenue Service, most states in the U.S., and by various government agencies representing many jurisdictions outside the U.S. We estimate and provide for additional income taxes that may be assessed by the various taxing authorities. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. See Note 13, “Income Taxes,” for additional disclosure.

Valuation allowances based on our judgments and estimates are established when necessary to reduce deferred tax assets to the amount expected to be realized and based on expected future operating results and available tax alternatives. Our estimates are based on facts and circumstances in existence as well as interpretations of existing tax regulations and laws applied to the facts and circumstances. Management believes that realization of deferred tax assets in excess of the valuation allowance is more likely than not.

Pension Plans and Post-retirement Benefits

We account for our defined benefit pension plans and post-retirement benefits using actuarial valuations that are based on assumptions, including discount rates, long-term rates of return on plan

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assets, and rates of change in participant compensation levels. We evaluate the funded status of each of our defined benefit pension plans and post-retirement benefit plans using these assumptions, consider applicable regulatory requirements, tax deductibility, reporting considerations and other relevant factors, and thereby, determine the appropriate funding level for each period. The discount rate used to calculate the present value of the pension and post-retirement benefit obligations is assessed at least annually. The discount rate represents the rate inherent in the price at which the plans’ obligations are intended to be settled at the measurement date. See Note 14, “Employee Retirement and Post- Retirement Benefit Plans,” for additional disclosure.

Noncontrolling interests

Noncontrolling interests represent the equity investments of the minority owners in our joint ventures and other subsidiary entities that we consolidate in our financial statements.

Business Combinations

We account for business combinations under the purchase accounting method. The cost of an acquired company is assigned to the tangible and intangible assets purchased and the liabilities assumed on the basis of their fair values at the date of acquisition. The determination of fair values of assets and liabilities acquired requires us to make estimates and use valuation techniques when market value is not readily available. Any excess of purchase price over the fair value of net tangible and intangible assets acquired is allocated to goodwill. The transaction costs associated with business combinations are expensed as they are incurred. See Note 8, “Acquisitions,” for more information.

NOTE 2. ADOPTED AND OTHER RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

An amendment to the accounting standard related to the presentation of other comprehensive income was issued. It requires public entities to provide information about amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income and, in some cases, cross-references to related footnote disclosures. This portion of the standard was effective for us beginning with our first interim period in fiscal year 2013. See Note 18, “Other Comprehensive Income (Loss) and Accumulated Other Comprehensive Income (Loss),” for more information. The adoption of this standard did not have a material impact on our consolidated financial statements.

An accounting standard update was issued related to new disclosures on offsetting assets and liabilities of financial and derivative instruments. The amendments require the disclosure of gross asset and liability amounts, amounts offset on the balance sheet and amounts subject to the offsetting requirements, but not offset on the balance sheet. This standard does not amend the existing guidance on when it is appropriate to offset. An amendment to this standard was subsequently issued to clarify the intended scope of the disclosures. It applies to derivatives, repurchase agreements, and securities lending transactions that are either offset in accordance with Topic 815, Derivatives and Hedging, or subject to an enforceable master netting arrangement or similar agreement. The amended standard

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update was effective for us beginning with our first interim period in fiscal year 2013. The adoption of this standard did not have a material impact on our consolidated financial statements.

An accounting standard update was issued related to obligations stemming from joint and several liability arrangements. It addresses the recognition, measurement and disclosure of obligations when multiple parties incur joint liabilities where the total amount of the obligation is fixed at the financial reporting date. The standard requires the recognition of the total amount of the liability that the parties are obligated to pay under an arrangement, along with any additional amount the company might expect to pay on behalf of other parties to the liability. This standard is effective for periods beginning with our first interim period in fiscal year 2014, with an option for early adoption. The adoption of this standard did not have a material impact on our consolidated financial statements.

An accounting standard was issued related to derivatives and hedging. Prior to this standard, the only interest rates that were permitted to be used as benchmark interest rates in a fair value or cash flow hedge were the interest rates on direct Treasury obligations of the U.S. government (UST) and the London Interbank Offered Rate (“LIBOR”) swap rate. The new standard allows the use of the Fed Funds rate (the interest rate at which depository institutions lend balances to each other overnight) as a benchmark rate. The standard also eliminates the need to designate the same benchmark interest rate for similar hedges. Additionally, it removes language indicating that the use of different benchmark interest rates for similar hedges “shall be rare and shall be justified.” The new standard was effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this standard did not have a material impact on our consolidated financial statements.

An accounting standard update was issued related to foreign currency matters. The standard update addresses the accounting for the release of cumulative translation adjustments when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a business unit or a group of assets that do not produce a profit within a foreign entity. Under such circumstances, a parent company is required to release any related currency adjustments to earnings. The currency adjustment is released into earnings only if the sale or transfer results in a complete or substantially complete liquidation of the foreign entity in question. The standard update is effective for us for periods beginning with our first interim period in fiscal year 2014. We do not expect that the adoption of this standard will have a material impact on our consolidated financial statements.

An accounting standard was issued related to the standardization of the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. Under these circumstances, the standard requires that the unrecognized tax benefit, or a portion thereof, be presented in the financial statements as a reduction to a deferred tax asset. However, if the taxpayer is unable to recognize a tax benefit at the reporting date because the carryforward is not available in the same jurisdiction or is insufficient to cover the full tax benefit, the net benefit would, instead, be presented as a liability. This standard is effective for us beginning with our first interim reporting period in fiscal year 2014. We do not expect that the adoption of this standard will have a material impact on our consolidated financial statements.

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NOTE 3. EARNINGS PER SHARE

In our computation of diluted EPS, we exclude the potential shares related to nonvested restricted stock awards and units that have an anti-dilutive effect on EPS or that currently have not met performance conditions.

The following table summarizes the components of weighted-average common shares outstanding for both basic and diluted EPS:

	Year Ended
(In millions)	January 3, 2014	December 28, 2012	December 30, 2011
Weighted-average common stock shares outstanding(1)	73.9	74.3	77.3
Effect of dilutive restricted stock awards and units and employee stock purchase plan shares(2)	0.8	0.2	—
Weighted-average common stock outstanding—Diluted	74.7	74.5	77.3

(1)                   Weighted-average shares of common stock outstanding is net of treasury stock and excludes nonvested restricted stock awards.

(2)                   No dilution was applied to our basic weighted-average shares outstanding for the year ended December 30, 2011, due to a goodwill impairment charge that resulted in a net loss for the year.

(In millions)	January 3, 2014		December 28, 2012	December 30, 2011
Anti-dilutive equity awards not included above	—	†	1.1	1.0

†                           Represents less than half a million shares.

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NOTE 4. ACCOUNTS RECEIVABLE AND COSTS AND ACCRUED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS

The following table summarizes the components of our accounts receivable and Unbilled Accounts Receivable with the U.S. federal government and with other customers as of January 3, 2014 and December 28, 2012:

(In millions)	January 3, 2014	December 28, 2012
Accounts receivable:
U.S. federal government	$353.2	$376.2
Others	1,039.4	1,178.6
Total accounts receivable	$1,392.6	$1,554.8
Unbilled Accounts Receivable:
U.S. federal government	$855.7	$892.7
Others	796.9	756.5
Total	1,652.6	1,649.2
Less: Amounts included in Other long-term assets	(131.1)	(264.9)
Unbilled Accounts Receivable	$1,521.5	$1,384.3

As of January 3, 2014 and December 28, 2012, $131.1 million and $264.9 million, respectively, of Unbilled Accounts Receivable are not expected to become billable within twelve months of the balance sheet date and, as a result, are included as a component of “Other long-term assets.” As of January 3, 2014 and December 28, 2012, we reclassified unbilled amounts representing performance-based incentive fee receivables from our work managing chemical demilitarization and nuclear management and decommissioning programs from “Other long-term assets” to Unbilled Accounts Receivable.

We are required contractually to share a portion of the performance-based incentive fees with our employees and subcontractors for some of our projects. These liabilities are accrued concurrently with the related receivables and are not expected to be paid until after the fees are collected, and, as a result, are originally included as a component of “Other long-term liabilities.” As the underlying performance-based incentive fee receivables become current and are reclassified from “Other long-term assets” to Unbilled Accounts Receivable, the corresponding liabilities are also reclassified from “Other long-term liabilities” to “Other current liabilities.”

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4. ACCOUNTS RECEIVABLE AND COSTS AND ACCRUED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS (Continued)

The following table summarizes the activities of Unbilled Accounts Receivable included in “Other long-term assets” and the corresponding liabilities included in “Other long-term liabilities” for our fiscal years 2013 and 2012:

(In millions)	Amounts included in “Other long-term assets”	Amounts included in “Other long-term liabilities”
Balances as of December 30, 2011	$185.0	$105.6
Additions	209.2	38.9
Reclassification from long-term to short-term	(129.3)	(37.5)
Balances as of December 28, 2012	264.9	107.0
Additions	241.7	59.7
Reclassification from long-term to short-term	(375.5)	(164.5)
Balances as of January 3, 2014	$131.1	$2.2

As of January 3, 2014 and December 28, 2012, “Other current liabilities” included $190.4 million and $51.6 million, respectively, related to performance-based incentive fees payable to our employees and subcontractors.

As of January 3, 2014 and December 28, 2012, we had one project with accounts receivable balances of $81.5 million and $32.6 million, respectively, relating to an outstanding claim. See Note 17, “Commitments and Contingencies,” for further discussion regarding the Department of Energy (“DOE”) Deactivation, Demolition, and Removal Project.

NOTE 5. INVENTORY

The table below presents the components of inventory:

(In millions)	January 3, 2014	December 28, 2012
Raw materials	$8.5	$14.2
Work in progress	7.4	9.8
Finished goods	23.2	24.9
Supplies	10.1	12.6
Total	$49.2	$61.5

NOTE 6. JOINT VENTURES

The following are examples of activities currently being performed by our significant consolidated and unconsolidated joint ventures:

•                  Engineering, procurement and construction of a concrete dam;

•                  Liquid waste management services, including the decontamination of a former nuclear fuel reprocessing facility and nuclear hazardous waste processing;

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6. JOINT VENTURES (Continued)

•                  Management of ongoing tank cleanup effort, including retrieving, treating, storing and disposing of nuclear waste that is stored at tank farms;

•                  Management and operation services, including commercial operations, decontamination, decommissioning, and waste management of a nuclear facility in the United Kingdom (“U.K.”); and

•                  Operations, maintenance, asset management services to the Canadian energy sector.

In accordance with the current consolidation standard, we analyzed all of our joint ventures and classified them into two groups:

•                  Joint ventures that must be consolidated because they are either not VIEs and we hold the majority voting interest, or because they are VIEs of which we are the primary beneficiary; and

•                  Joint ventures that do not need to be consolidated because they are either not VIEs and we do not hold a majority voting interest, or because they are VIEs of which we are not the primary beneficiary.

We perform a quarterly review of our joint ventures to determine whether there were any changes in the status of the VIEs or changes to the primary beneficiary designation of each VIE. We determined that no such changes occurred during the year ended January 3, 2014.

In the table below, we have aggregated financial information relating to our VIEs because their nature and risk and reward characteristics are similar. None of our current joint ventures that meets the characteristics of a VIE is individually significant to our consolidated financial statements.

Consolidated Joint Ventures

The following table presents the total assets and liabilities of our consolidated joint ventures:

(In millions)	January 3, 2014	December 28, 2012
Cash and cash equivalents	$89.4	$80.1
Net accounts receivable	199.7	282.2
Other current assets	3.0	2.9
Noncurrent assets	143.1	143.3
Total assets	$435.2	$508.5
Accounts and subcontractors payable	$94.9	$185.0
Billings in excess of costs and accrued earnings on contracts	14.9	8.7
Accrued expenses and other	39.5	40.0
Noncurrent liabilities	11.9	22.7
Total liabilities	161.2	256.4
Total URS equity	128.2	110.2
Noncontrolling interests	145.8	141.9
Total owners’ equity	274.0	252.1
Total liabilities and owners’ equity	$435.2	$508.5

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6. JOINT VENTURES (Continued)

Total revenues of the consolidated joint ventures were $1.1 billion, $1.6 billion, and $1.7 billion for the years ended January 3, 2014, December 28, 2012, and December 30, 2011, respectively.

The assets of our consolidated joint ventures are restricted for use only by the particular joint venture and are not available for our general operations.

Unconsolidated Joint Ventures

We use the equity method of accounting for our unconsolidated joint ventures. Under the equity method, we recognize our proportionate share of the net earnings of these joint ventures as a single line item under “Equity in income of unconsolidated joint ventures” in our Consolidated Statements of Operations.

The table below presents financial information, derived from the most recent financial statements provided to us, in aggregate, for our unconsolidated joint ventures:

(In millions)	Unconsolidated VIEs
January 3, 2014
Current assets	$615.6
Noncurrent assets	$36.8
Current liabilities	$433.2
Noncurrent liabilities	$7.0

December 28, 2012
Current assets	$594.1
Noncurrent assets	$23.8
Current liabilities	$372.5
Noncurrent liabilities	$7.8

For the year ended January 3, 2014(1)
Revenues	$2,154.3
Cost of revenues	$(1,909.0)
Income from continuing operations before tax	$245.3
Net income	$218.9

For the year ended December 28, 2012(1)
Revenues	$1,662.2
Cost of revenues	$(1,440.6)
Income from continuing operations before tax	$221.6
Net income	$206.0

For the year ended December 30, 2011(1)
Revenues	$1,498.0
Cost of revenues	$(1,201.5)
Income from continuing operations before tax	$296.5
Net income	$274.7

(1)                                 Income from unconsolidated U.S. joint ventures is generally not taxable in most tax jurisdictions in the U.S. The tax expenses on our other unconsolidated joint ventures are primarily related to foreign taxes.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6. JOINT VENTURES (Continued)

For the years ended January 3, 2014, December 28, 2012, and December 30, 2011, we received $113.0 million, $88.7 million, and $107.3 million, respectively, of distributions from unconsolidated joint ventures.

Exposure to Loss

In addition to potential losses arising out of the carrying values of the assets and liabilities of our unconsolidated joint ventures, our maximum exposure to loss also includes performance assurances and guarantees we sometimes provide to clients on behalf of joint ventures that we do not directly control. We enter into these guarantees primarily to support the contractual obligations associated with the joint ventures’ projects. The potential payment amount of an outstanding performance guarantee is typically the remaining cost of work to be performed by or on behalf of third parties under engineering and construction contracts.

However, the majority of the unconsolidated joint ventures in which we participate involve cost-reimbursable, level-of-effort projects that are accounted for as service-type projects, not engineering and construction projects that would follow the percentage-of-completion or completed- contract accounting method. Revenues for service-type contracts are recognized in proportion to the number of service activities performed, in proportion to the direct costs of performing the service activities, or evenly across the period of performance, depending upon the nature of the services provided. The scope of services we provide on these cost-reimbursable contracts are management and operations services for government clients and operations and maintenance services for non-government clients. We believe that, due to the continual changes we experience in client funding and scope definitions, reliable estimates cannot be calculated because they cannot be reliably predicted. In addition, we participate in joint ventures in which the level of our participation is so minimal that we do not have access to those joint ventures’ estimates to complete. The joint ventures where we perform engineering and construction contracts and where we have access to the estimates to complete, which are needed to calculate the performance guarantees, are immaterial.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. PROPERTY AND EQUIPMENT

Our property and equipment consisted of the following:

(In millions)	January 3, 2014	December 28, 2012
Construction and mining equipment	$244.4	$266.4
Computer software	238.9	219.5
Computer hardware	216.1	198.2
Vehicles and automotive equipment	171.6	172.2
Leasehold improvements	141.9	130.1
Land and buildings	100.2	114.1
Furniture and fixtures	94.7	97.7
Other equipment	67.5	72.4
Construction in progress	9.3	15.6
	1,284.6	1,286.2
Accumulated depreciation and amortization	(676.5)	(598.7)
Property and equipment, net(1)	$608.1	$687.5

(1)                                 The unamortized computer software costs were $76.0 million and $71.1 million, respectively, as of January 3, 2014 and December 28, 2012.

We recorded a gain of $25.4 million on disposal of property and equipment for the year ended January 3, 2014 mainly resulting from the sale of equipment, land and buildings in Canada. This gain was recorded in “Cost of revenues” on our Consolidated Statements of Operations.

Property and equipment was depreciated by using the following estimated useful lives:

Estimated Useful Lives
Computer software and hardware and other equipment	3 - 10 years
Vehicles and automotive equipment	3 - 12 years
Construction and mining equipment	3 - 15 years
Furniture and fixtures	3 - 10 years
Leasehold improvements(1)	1 - 20 years
Buildings	10 - 45 years

(1)                                 Leasehold improvements are amortized over the length of the lease or estimated useful life, whichever is less.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. ACQUISITIONS

Flint Acquisition

On May 14, 2012, we acquired the outstanding common shares of Flint for C$25.00 per share in cash, or C$1.24 billion (US$1.24 billion based on the exchange rate on the date of acquisition) and paid $110.3 million of Flint’s debt prior to the closing of the transaction in exchange for a promissory note from Flint. On the date of acquisition, Flint had outstanding Canadian Notes with a face value of C$175.0 million (US$175.0 million), in addition to $31.6 million of other indebtedness. Our consolidated financial statements include the operating results of Flint after the date of acquisition, the majority of which are included as the results of our Oil & Gas Division.

The following table presents the allocation of Flint’s identifiable assets acquired and liabilities assumed based on the estimates of their fair values as of the acquisition date.

Final allocation of purchase price:

(In millions)
Identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	$4
Trade and other receivables	544
Inventory	61
Other current assets	32
Investments in and advances to unconsolidated joint ventures	147
Property and equipment	420
Other long-term assets	10
Identifiable intangible assets:
Customer relationships, contracts and backlog	163
Trade names	93
Other	10
Total amount allocated to identifiable intangible assets	266
Current liabilities	(244)
Net deferred tax liabilities	(77)
Long-term debt	(236)
Other long-term liabilities	(31)
Total identifiable net assets acquired	896
Goodwill	456
Total purchase price	$1,352

Intangible assets.  Intangible assets include customer relationships, contracts and backlog, trade name and other intangible assets associated with the Flint acquisition.

Customer relationships represent existing contracts and the underlying customer relationships and backlog. Customer relationships have estimated useful lives ranging from one to 13 years and are amortized based on the period over which the economic benefits of the intangible assets are expected to be realized.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. ACQUISITIONS (Continued)

Trade names represent the fair values of the acquired trade names and trademarks. The estimated useful lives of the trade names are 20 years. Other intangible assets represent the fair values of the existing non-compete agreements, supply contract agreement, and patents, which have estimated useful lives ranging from one to 13 years. We amortize the fair values of these intangible assets based on the period over which the economic benefits of the intangible assets are expected to be realized.

Goodwill.  Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. The factors that contributed to the recognition of goodwill from the acquisition of Flint include acquiring a workforce with capabilities in the oil and gas market and cost savings opportunities. This acquisition generated $456 million of goodwill, the majority of which is included in our Oil & Gas Division. None of the total acquired goodwill is expected to be tax deductible.

Investments in and advances to unconsolidated joint ventures.  As a result of the Flint acquisition, we hold a 50% voting and economic interest in a joint venture which provides operations, maintenance, asset management and project management services to the Canadian energy sector. The fair value of our investment in this joint venture at the acquisition date was higher than the underlying equity interest. This difference of $128.5 million includes $38.0 million representing intangible assets, and the remaining amount representing goodwill. The intangible assets are being amortized, as a reduction to earnings against the equity in income of this unconsolidated joint venture, over a period ranging from three to 40 years. For the years ended January 3, 2014 and December 28, 2012, amortization of these intangible assets was $10.3 million and $5.9 million, respectively.

Acquisition-related expenses.  In connection with the acquisition of Flint, we recognized $16.1 million for the year ended December 28, 2012 in “Acquisition-related expenses” on our Consolidated Statements of Operations.

The acquisition related expenses consisted of investment banking, legal, tax and accounting fees, and other external costs directly related to the acquisition.

Flint’s revenues and operating income included in the Consolidated Statement of Operations for the year ended December 28, 2012 from the May 14, 2012 acquisition to the end of the year amounted to $1.5 billion and $61.2 million, respectively.

Pro forma results.  The unaudited financial information in the table below summarizes the combined results of the operations of URS Corporation and Flint for the years ended December 28, 2012 and December 30, 2011, on a pro forma basis, as though the companies had been combined as of January 1, 2011, the beginning of the first period presented. The pro forma financial information includes the accounting effects of the business combination, including adjustments to the amortization of intangible assets, depreciation of property, plant and equipment, interest expense, adjustments to conform to U.S. GAAP, new compensation agreements, and foreign currency gains or losses arising from internal financing arrangements. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. ACQUISITIONS (Continued)

achieved if the acquisition had taken place at January 1, 2011 nor should it be taken as indicative of our future consolidated results of operations.

(In millions, except per share data)	Year Ended December 28, 2012	Year Ended December 30, 2011
Revenues	$11,785.8	$11,128.7
Net income (loss) including noncontrolling interests	$409.1	$(6.9)
Net income (loss) attributable to URS	$292.9	$(135.4)
Earnings (loss) per share:
Basic EPS	$3.94	$(1.75)
Diluted EPS	$3.93	$(1.75)

The table below shows the material pre-tax, nonrecurring adjustment in the pro forma financial information for the years ended December 28, 2012 and December 30, 2011:

Pre-tax, nonrecurring adjustment (In millions)	Year Ended December 28, 2012	Year Ended December 30, 2011(1)
Acquisition-related expenses	$27.7	$(27.5)

(1)                                 Included in the pro forma results for the year ended December 30, 2011 is a nonrecurring adjustment related to URS and Flint acquisition-related expenses. These expenses were included in the fiscal year 2011 pro forma results as if the acquisition occurred at the beginning of that fiscal year.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following tables present the changes in goodwill allocated to our reportable segments and reporting units from December 30, 2011 to January 3, 2014:

(In millions)	Goodwill Balance as of December 30, 2011(1)	Acquisitions	Inter-segment Transfer(2)	Other Adjustments(3)	Goodwill Balance as of December 28, 2012
Infrastructure & Environment Operating Segment	$758.2	$—	$(21.5)	$14.8	$751.5
Within the Federal Services Operating Segment:
Federal Services Group	705.6	—	—	1.7	707.3
Global Management and Operations Services Group	565.4	—	—	—	565.4
Total Federal Services Operating Segment	1,271.0	—	—	1.7	1,272.7
Within the Energy & Construction Operating Segment:
Civil Construction & Mining Group	293.9	—	—	—	293.9
Industrial/Process Group	189.3	67.8	(4.2)	—	252.9
Power Group	735.1	—	—	—	735.1
Total Energy & Construction Operating Segment	1,218.3	67.8	(4.2)	—	1,281.9
Oil & Gas Operating Segment	—	388.5	25.7	1.3	415.5
Total	$3,247.5	$456.3	$—	$17.8	$3,721.6

(1)                                 Balances as of December 30, 2011 reflect the realignment of our business as further described in Note 16, “Segment and Related Information.” Of the goodwill, $565.4 million related to our Global Management and Operations Services Group was transferred from the Energy & Construction Division to the Federal Services Division.

(2)                                 For the year ended December 28, 2012, “Inter-segment transfers” include adjustments of $21.5 million to transfer process engineering, and $4.2 million related to the realignment of operations and maintenance services to the oil and gas industry among our Oil & Gas, Infrastructure & Environment, and Energy & Construction Divisions.

(3)                                 For the year ended December 28, 2012, “Other adjustments” include an adjustment for foreign currency translation of $16.1 million, and an adjustment for the final allocation of our purchase price of Apptis of $1.7 million.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. GOODWILL AND INTANGIBLE ASSETS (Continued)

(In millions)	Goodwill Balance as of December 28, 2012	Acquisitions	Other Adjustments(1)	Goodwill Balance as of January 3, 2014
Infrastructure & Environment Operating Segment	$751.5	$—	$(14.1)	$737.4
Within the Federal Services Operating Segment:
Federal Services Group	707.3	—	—	707.3
Global Management and Operations Services Group	565.4	—	—	565.4
Federal Services Operating Segment	1,272.7	—	—	1,272.7
Within the Energy & Construction Operating Segment:
Civil Construction & Mining Group	293.9	—	—	293.9
Industrial/Process Group	252.9	—	(3.2)	249.7
Power Group	735.1	—	—	735.1
Total Energy & Construction Operating Segment	1,281.9	—	(3.2)	1,278.7
Oil & Gas Operating Segment	415.5	—	(8.7)	406.8
Total	$3,721.6	$—	$(26.0)	$3,695.6

(1)                                 For the year ended January 3, 2014, “Other adjustments” include an adjustment for foreign currency translation of $26.0 million.

The net change in the carrying amount of goodwill for the year ended December 28, 2012 was primarily due to our acquisition of Flint. See Note 8, “Acquisitions,” for more information regarding our acquisition of Flint.

Goodwill Impairment Review

In performing our goodwill impairment test, we evaluate goodwill at the reporting unit level. We have identified seven reporting units. In determining our reporting units, we considered (i) whether an operating segment or a component of an operating segment is a business, (ii) whether discrete financial information is available, (iii) whether the financial information is regularly reviewed by management of the operating segment, and (iv) how the operations are managed or how an acquired entity is integrated in the business operations. The following are our reporting units:

•                  The Infrastructure & Environment Operating Segment (the “IE reporting unit”)

•                  Within the Federal Services Operating Segment:

•                  Federal Services Group

•                  Global Management and Operations Services Group

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. GOODWILL AND INTANGIBLE ASSETS (Continued)

•                  Within the Energy & Construction Operating Segment:

•                  Civil Construction and Mining Group

•                  Industrial/Process Group

•                  Power Group

•                  The Oil & Gas Operating Segment

In reaching our estimate of fair value, we considered the fair values derived from using both the income and market approaches. We gave primary weight to the income approach because it was deemed to be the most applicable.

The fair value measurements from the income approach were calculated using unobservable inputs to our discounted cash flows, which are classified as Level 3 within the fair value hierarchy. The income approach uses a reporting unit’s projection of estimated cash flows and discounts those back to the present using a weighted-average cost of capital that reflects current market conditions. To arrive at the cash flow projections used in the calculation of fair values for our goodwill impairment review, we use market participant estimates of economic and market activity for the next ten years. The key assumptions we used to estimate the fair values of our reporting units are:

•                  Revenue growth rates;

•                  Operating margins;

•                  Capital expenditure needs;

•                  Working capital requirements;

•                  Discount rates; and

•                  Terminal value capitalization rate (“Capitalization Rate”)

Of the key assumptions, the discount rates and the Capitalization Rate are market-driven. These rates are derived from the use of market data and employment of the weighted-average cost of capital. The key assumptions that are company-driven include the revenue growth rates and the projected operating margins. They reflect the influence of other potential assumptions, since the assumptions we identified that affect the projected operating results would ultimately affect either the revenue growth or the profitability (operating margin) of the reporting unit. For example, any adjustment to contract volume and pricing would have a direct impact on revenue growth, and any adjustment to the reporting unit’s cost structure or operating leverage would have a direct impact on the profitability of the reporting unit. Actual results may differ from those assumed in our forecasts and changes in assumptions or estimates could materially affect the determination of the fair value of a reporting unit, and therefore could affect the amount of potential impairment.

We also consider indications obtained from the market approach. We applied market multiples derived from stock market prices of companies that are engaged in the same or similar lines of business as our reporting units and that are actively traded on a free and open market, and applied market multiples derived from transactions of significant interests in companies engaged in the same or similar lines of business as our reporting units, and a control premium to arrive at the fair values.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. GOODWILL AND INTANGIBLE ASSETS (Continued)

When performing our impairment analysis, we also reconcile the sum of the fair values of our reporting units with our market capitalization to determine if the sum reasonably reconciles with the external market indicators. If our reconciliation indicates a significant difference between our external market capitalization and the sum of the fair values of our reporting units, we review and adjust the assumptions employed in our analysis, and examine if the implied control premium is reasonable in light of current market conditions.

Goodwill was allocated to the reporting units based upon the respective fair values of the reporting units at the time of the various acquisitions that gave rise to the recognition of goodwill or at the time of a reorganization which impacts the composition of the reporting units.

We perform our annual goodwill impairment review as of the end of the first month following our September reporting period and also perform interim impairment reviews if triggering events occur. Our 2013 annual review was performed as of October 25, 2013, which indicated no impairment in any of our reporting units. No events or changes in circumstances have occurred that would indicate any impairment of goodwill exists since our annual testing date.

During fiscal year 2011, our market capitalization was reduced due to the stock market volatility and declines in our stock price. For the year ended December 30, 2011, we recorded a goodwill impairment charge in one of our reporting units totaling $351.3 million ($309.4 million after tax). This non-cash charge reduced goodwill recorded in connection with a previous acquisition and did not impact our overall business operations.

Our annual impairment test indicated no impairment for any of the reporting units because the fair value of each reporting unit substantially exceeded its carrying value.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. GOODWILL AND INTANGIBLE ASSETS (Continued)

Intangible Assets

Intangible assets are comprised of customer relationships, contracts, backlog, trade name, favorable leases and other. As of January 3, 2014 and December 28, 2012, the cost and accumulated amortization of our intangible assets were as follows:

(In millions)	Customer Relationships, Contracts, and Backlog	Trade Name	Favorable Leases and Other	Total
Balance as of December 30, 2011	$491.1	$25.6	$5.3	$522.0
Acquisitions	163.0	93.5	9.8	266.3
Amortization expense	(93.9)	(4.8)	(2.5)	(101.2)
Other adjustments and foreign currency translation	3.3	1.7	0.1	5.1
Balance as of December 28, 2012	563.5	116.0	12.7	692.2
Amortization expense	(100.3)	(5.5)	(1.6)	(107.4)
Other adjustments and foreign currency translation	(5.1)	(4.6)	(5.4)	(15.1)
Balance as of January 3, 2014	$458.1	$105.9	$5.7	$569.7
Estimated useful lives	1 - 16 years	1 - 20 years(1)	1 - 13 years

(1)                                 During the fourth quarter of 2013, we revised the estimated useful life of the Flint trade name from 40 years to 20 years due to a change in our intended use.

Our amortization expense related to intangible assets was $107.4 million, $101.2 million, and $60.6 million, respectively, for the years ended January 3, 2014, December 28, 2012, and December 30, 2011.

The following table presents the estimated future amortization expense of intangible assets:

(In millions)	Customer Relationships, Contracts, and Backlog	Trade Name	Favorable Leases and Other	Total
2014	$87.5	$5.9	$1.1	$94.5
2015	77.0	6.3	0.7	84.0
2016	71.9	6.3	0.6	78.8
2017	66.6	6.3	0.1	73.0
2018	48.2	6.3	0.4	54.9
Thereafter	106.9	74.8	2.8	184.5
	$458.1	$105.9	$5.7	$569.7

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. BILLINGS IN EXCESS OF COSTS AND ACCRUED EARNINGS ON CONTRACTS

The following table summarizes the components of billings in excess of costs and accrued earnings on contracts:

(In millions)	January 3, 2014	December 28, 2012
Billings in excess of costs and accrued earnings on contracts	$193.1	$211.7
Project-related legal liabilities and other project-related reserves	28.0	55.2
Advance payments negotiated as a contract condition	6.4	9.8
Normal profit liabilities	0.8	4.8
Estimated losses on uncompleted contracts	4.8	7.6
Total	$233.1	$289.1

NOTE 11. INDEBTEDNESS

Indebtedness consisted of the following:

(In millions)	January 3, 2014	December 28, 2012
Term loan, net of debt issuance costs	$601.8	$666.3
3.85% Senior Notes (net of discount)	399.6	399.5
5.00% Senior Notes (net of discount)	599.5	599.5
7.50% Canadian Notes (including premium)	—	203.8
Revolving line of credit	—	100.5
Other indebtedness	110.6	94.7
Total indebtedness	1,711.5	2,064.3
Less:
Current portion of long-term debt	44.6	71.8
Long-term debt	$1,666.9	$1,992.5

2011 Credit Facility

As of January 3, 2014 and December 28, 2012, the outstanding balance of the term loan under our 2011 Credit Facility was $605.0 million and $670.0 million, respectively. As of January 3, 2014 and December 28, 2012, the interest rates applicable to the term loan were 1.67% and 1.71%, respectively. Loans outstanding under our 2011 Credit Facility bear interest, at our option, at the base rate or at the London Interbank Offered Rate (“LIBOR”) plus, in each case, an applicable per annum margin. The applicable margin is determined based on the better of our debt ratings or our leverage ratio in accordance with a pricing grid. The interest rate at which we normally borrow is LIBOR plus 150 basis points.

On December 19, 2013, we entered into an amendment to our 2011 Credit Facility that extended the maturity date by two years to December 19, 2018, increased the sublimit for alternative currency revolving loans from $400.0 million to $500.0 million, established a $500.0 million sublimit for financial

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. INDEBTEDNESS (Continued)

letters of credit, and increased a restricted payment basket from $150 million to $200 million in any fiscal year. We have an option to prepay the term loans at any time without penalty.

Under our 2011 Credit Facility, we are subject to financial covenants and other customary non-financial covenants. Our financial covenants include a maximum consolidated leverage ratio, which is calculated by dividing total debt by earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined below, and a minimum interest coverage ratio, which is calculated by dividing cash interest expense into EBITDA. Both calculations are based on the financial data of our most recent four fiscal quarters.

For purposes of our 2011 Credit Facility, consolidated EBITDA is defined as consolidated net income attributable to URS plus interest, depreciation and amortization expense, income tax expense, and other non-cash items (including impairments of goodwill or intangible assets). Consolidated EBITDA shall include pro-forma components of EBITDA attributable to any permitted acquisition consummated during the period of calculation.

Our 2011 Credit Facility contains restrictions, some of which apply only above specific thresholds, regarding indebtedness, liens, investments and acquisitions, contingent obligations, dividend payments, stock repurchases, asset sales, fundamental business changes, transactions with affiliates, and changes in fiscal year.

Our 2011 Credit Facility identifies various events of default and provides for acceleration of the obligations and exercise of other enforcement remedies upon default. Events of default include our failure to make payments under the credit facility; cross-defaults; a breach of financial, affirmative and negative covenants; a breach of representations and warranties; bankruptcy and other insolvency events; the existence of unsatisfied judgments and attachments; dissolution; other events relating to the Employee Retirement Income Security Act; a change in control and invalidity of loan documents.

Our 2011 Credit Facility is guaranteed by all of our existing and future domestic subsidiaries that, on an individual basis, represent more than 10% of either our consolidated domestic assets or consolidated domestic revenues. If necessary, additional domestic subsidiaries will be included so that assets and revenues of subsidiary guarantors are equal at all times to at least 80% of our consolidated domestic assets and consolidated domestic revenues of our available domestic subsidiaries.

We may use any future borrowings from our 2011 Credit Facility along with operating cash flows for general corporate purposes, including funding working capital, making capital expenditures, funding acquisitions, paying dividends and repurchasing our common stock.

We were in compliance with the covenants of our 2011 Credit Facility as of January 3, 2014.

Senior Notes and Canadian Notes

On March 15, 2012, we issued, in a private placement, $400.0 million aggregate principal amount of 3.85% Senior Notes due on April 1, 2017 and $600.0 million aggregate principal amount of 5.00% Senior Notes due on April 1, 2022. On January 3, 2014, our exchange offer expired and we exchanged substantially all of the privately placed Senior Notes with Senior Notes that are registered with the SEC. As of January 3, 2014, the outstanding balance of the Senior Notes was $999.1 million, net of $0.9 million of discount.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. INDEBTEDNESS (Continued)

Interest on the Senior Notes is payable semi-annually on April 1 and October 1 of each year beginning on October 1, 2012. The net proceeds of the Senior Notes were used to fund the acquisition of Flint. We may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a price equal to 100% of the principal amount, plus a “make-whole” premium and accrued and unpaid interest as described in the indenture. In addition, we may redeem all or a portion of the 5.00% Senior Notes at any time on or after the date that is three months prior to the maturity date of those 5.00% Senior Notes, at a redemption price equal to 100% of the principal amount of the 5.00% Senior Notes to be redeemed. We may also, at our option, redeem the Senior Notes, in whole, at 100% of the principal amount and accrued and unpaid interest upon the occurrence of certain events that result in an obligation to pay additional amounts as a result of certain specified changes in tax law described in the indenture. Additionally, if a change of control triggering event occurs, as defined by the terms of the indenture, we will be required to offer to purchase the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of the purchase. We are generally not limited under the indenture governing the Senior Notes in our ability to incur additional indebtedness provided we are in compliance with certain restrictive covenants, including restrictions on liens and restrictions on sale and leaseback transactions, and merge or sell substantially all of our property and assets.

The Senior Notes are our general unsecured senior obligations and rank equally with our other existing and future unsecured senior indebtedness. The Senior Notes are fully and unconditionally guaranteed (the “Guarantees”) by each of our current and future domestic subsidiaries that are guarantors under our 2011 Credit Facility or that are wholly owned domestic obligors or wholly owned domestic guarantors, individually or collectively, under any future indebtedness of our subsidiaries in excess of $100.0 million (the “Guarantors”). The Guarantees are the Guarantors’ unsecured senior obligations and rank equally with the Guarantors’ other existing and future unsecured senior indebtedness.

On May 14, 2012, we guaranteed the Canadian Notes with an outstanding face value of C$175.0 million (US$175.0 million). On December 27, 2013, Flint redeemed all of its outstanding Canadian Notes. We recorded in “Interest expense” on our Consolidated Statements of Operations for the year ended January 3, 2014 a net gain of $4.1 million, comprised of premium write-off of $23.2 million and offset by a prepayment fee of $19.1 million related to the redemption of the Canadian Notes. As of December 28, 2012, the outstanding balance of the Canadian Notes was $203.8 million, including $28.0 million of premium.

We were in compliance with the covenants of our Senior Notes as of January 3, 2014.

Revolving Line of Credit

Our revolving line of credit is used to fund daily operating cash needs and to support our standby letters of credit. In the ordinary course of business, the use of our revolving line of credit is a function of collection and disbursement activities. Our daily cash needs generally follow a predictable pattern that parallels our payroll cycles, which dictate, as necessary, our short-term borrowing requirements.

We had no outstanding debt balances on our revolving line of credit as of January 3, 2014. We had outstanding debt balances of $100.5 million on our revolving line of credit as of December 28, 2012. As of January 3, 2014, we had issued $108.3 million of letters of credit, leaving $891.7 million available under our revolving credit facility.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. INDEBTEDNESS (Continued)

A summary of information regarding our revolving line of credit is set forth below:

	Year Ended
(In millions, except percentages)	January 3, 2014	December 28, 2012
Effective average interest rates on the revolving line of credit	2.4%	1.9%
Average daily revolving line of credit balances	$135.2	$139.5
Maximum amounts outstanding at any point during the year	$236.4	$420.0

Other Indebtedness

Notes payable, five year loan notes, and foreign credit lines.  As of January 3, 2014 and December 28, 2012, we had outstanding amounts of $67.1 million and $35.5 million, respectively, in notes payable, five- year loan notes, and foreign lines of credit. The weighted-average interest rates of the notes were approximately 3.57% and 4.68% as of January 3, 2014 and December 28, 2012, respectively. Notes payable primarily include notes used to finance the purchase of vehicles, construction equipment, office equipment, computer equipment and furniture. As of January 3, 2014 and December 28, 2012, we maintained several credit lines with aggregate borrowing capacity of $51.3 million and $50.8 million, respectively, and had remaining borrowing capacity of $49.0 million and $47.7 million, respectively.

Capital Leases.  As of January 3, 2014 and December 28, 2012, we had obligations under our capital leases of approximately $43.5 million and $59.2 million, respectively, consisting primarily of leases for office equipment, computer equipment and furniture.

Foreign Currency Translation Gains (Losses) Related to Intercompany Loans.  We recorded foreign currency translation losses of $7.7 million and gains of $0.8 million on intercompany loans for the years ended January 3, 2014 and December 28, 2012, respectively. We did not have these intercompany notes in fiscal year 2011. These gains and losses are recorded in “Other income (expenses)” on our Consolidated Statements of Operations.

Maturities

As of January 3, 2014, the amounts of our long-term debt outstanding (excluding capital leases) that mature in the next five years and thereafter were as follows:

(In millions)
Less than one year	$24.8
Second year	12.6
Third year	63.2
Fourth year	456.8
Fifth year	505.4
Thereafter	605.2
Total	$1,668.0

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. INDEBTEDNESS (Continued)

As of January 3, 2014, the amounts of capital leases that mature in the next five years and thereafter were as follows:

(In millions)	Capital Leases
Less than one year	$20.6
Second year	11.1
Third year	9.2
Fourth year	4.1
Fifth year	0.1
Total minimum lease payments	45.1
Less: amounts representing interest	1.6
Present value of net minimum lease payments	$43.5

NOTE 12. FAIR VALUE OF DEBT INSTRUMENTS AND DERIVATIVE INSTRUMENTS

2011 Credit Facility

As of January 3, 2014 and December 28, 2012, the estimated fair market values of the term loan under our 2011 Credit Facility were approximately $603.2 million and $667.3 million, respectively. The carrying value of this term loan on our Consolidated Balance Sheets as of January 3, 2014 and December 28, 2012 was $605.0 million and $670.0 million, respectively, excluding unamortized issuance costs. The fair value of our term loan as of January 3, 2014 was determined to be at par less issuance fees as the agreement was amended on December 19, 2013 (Level 2).

Senior Notes and Canadian Notes

As of January 3, 2014, the estimated fair market value of the Senior Notes was approximately $983.0 million and the carrying value of these notes on our Consolidated Balance Sheets was $1.0 billion, excluding unamortized discount. As of December 28, 2012, the estimated fair market value of the Senior Notes and Canadian Notes was approximately $1.2 billion and the carrying value of these notes on our Consolidated Balance Sheets was $1.2 billion, excluding unamortized discount and premium. The fair value of the Senior Notes was derived by taking quoted prices of comparable bonds and making an adjustment to reflect our credit to determine the price of the Senior Notes (Level 2) in the trading market and multiplying it by the outstanding balance of the notes.

Derivative Instruments

As of January 3, 2014, there were no derivative instruments outstanding. We have used derivative instruments as a risk management tool and not for trading or speculative purposes. The fair value of each derivative instruments is based on mark-to-market model measurements that are interpolated from observable market data, including spot and forward rates, as of the reporting date and for the duration of each derivative’s terms.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12. FAIR VALUE OF DEBT INSTRUMENTS AND DERIVATIVE INSTRUMENTS (Continued)

Foreign Currency Exchange Contracts

We operate our business globally and our foreign subsidiaries conduct businesses in various foreign currencies. Therefore, we are subject to foreign currency risk. From time to time, we may purchase derivative financial instruments in the form of foreign currency exchange contracts to manage specific foreign currency exposures.

During March and April 2012, we entered into various foreign currency forward contracts with an aggregate notional amount of C$1.25 billion (equivalent to US$1.25 billion as of March 30, 2012) with maturity windows ranging from March 7, 2012 to May 31, 2012. The primary objective of the contracts was to manage our exposure to foreign currency transaction risk related to the funding of our acquisition of Flint in Canadian dollars. These contracts settled during the second quarter of 2012.

NOTE 13. INCOME TAXES

The components of income tax expense were as follows:

	Year Ended
(In millions)	January 3, 2014	December 28, 2012	December 30, 2011
Current:
Federal	$76.1	$152.3	$78.3
State and local	9.8	35.9	17.6
Foreign	8.8	18.3	19.2
Subtotal	94.7	206.5	115.1
Deferred:
Federal	70.8	(10.5)	26.2
State and local	9.7	1.0	5.6
Foreign	(7.5)	(7.1)	(3.5)
Subtotal	73.0	(16.6)	28.3
Total income tax expense	$167.7	$189.9	$143.4

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13. INCOME TAXES (Continued)

The difference between total tax expense and the amount computed by applying the U.S. statutory federal income tax rate to income before taxes was as follows:

	Year Ended
	January 3, 2014		December 28, 2012		December 30, 2011
(In millions, except for percentages)	Amount	Tax Rate	Amount	Tax Rate	Amount	Tax Rate
U.S. statutory rate applied to income (loss) before taxes	$174.0	35.0%	$215.5	35.0%	$80.1	35.0%
State taxes, net of federal benefit	13.7	2.8%	26.3	4.3%	17.7	7.7%
Adjustments to valuation allowances	4.4	0.9%	4.0	0.6%	19.6	8.5%
Foreign income taxed at rates other than 35%	(10.2)	(2.1)%	(24.4)	(4.1)%	(27.2)	(11.9)%
Goodwill impairment	—	—	—	—	86.3	37.7%
Exclusion of tax on noncontrolling interests	(19.8)	(4.0)%	(29.9)	(4.9)%	(30.1)	(13.2)%
Other adjustments	5.6	1.1%	(1.6)	(0.1)%	(3.0)	(1.2)%
Total income tax expense	$167.7	33.7%	$189.9	30.8%	$143.4	62.6%

The significant components of our deferred tax assets and liabilities were as follows:

	Year Ended
(In millions)	January 3, 2014	December 28, 2012	December 30, 2011
Deferred tax assets:
Accrued employee benefits	$230.7	$237.6	$200.0
Net operating losses	129.9	132.2	108.4
Accrued liabilities	59.7	71.9	60.6
Insurance reserves	15.9	38.2	40.3
Tax credits	13.0	15.1	10.5
Other	20.6	23.1	19.6
Total deferred tax assets	469.8	518.1	439.4
Valuation allowance on deferred tax assets	(145.0)	(137.6)	(124.0)
Net deferred tax assets	$324.8	$380.5	$315.4
Deferred tax liabilities:
Depreciation and amortization	$(456.4)	$(466.1)	$(360.8)
Contract revenue and costs	(126.9)	(79.9)	(74.2)
Subsidiary basis difference	(150.1)	(146.8)	(145.5)
Total deferred tax liabilities	(733.4)	(692.8)	(580.5)
Deferred tax liabilities, net of deferred tax assets	$(408.6)	$(312.3)	$(265.1)

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13. INCOME TAXES (Continued)

We have indefinitely reinvested $431.9 million of undistributed earnings of our foreign operations outside of our U.S. tax jurisdiction as of January 3, 2014. No deferred tax liability has been recognized for the remittance of such earnings to the U.S. since it is our intention to utilize these earnings in our foreign operations. The determination of the amount of deferred taxes on these earnings is not practicable since the computation would depend on a number of factors that cannot be known unless a decision is made to repatriate the earnings. Some of our foreign earnings are indefinitely reinvested between other foreign countries. No cash distributions were made from our foreign subsidiaries in fiscal year 2011, 2012 or 2013.

As of January 3, 2014, our federal net operating loss (“NOL”) carryovers were approximately $29.1 million. These federal NOL carryovers expire in years 2020 through 2032. In addition to the federal NOL carryovers, there are also state income tax NOL carryovers in various taxing jurisdictions of approximately $257.2 million. These state NOL carryovers expire in years 2014 through 2032. There are also foreign NOL carryovers in various jurisdictions of approximately $535.3 million. The majority of the foreign NOL carryovers have no expiration date. At January 3, 2014, the federal, state and foreign NOL carryovers resulted in a deferred tax asset of $129.9 million with a valuation allowance of $96.7 million established against this deferred tax asset. None of the remaining net deferred tax assets related to NOL carryovers is individually material and management believes that it is more likely than not they will be realized. Full recovery of our NOL carryovers will require that the appropriate legal entity generate taxable income in the future at least equal to the amount of the NOL carryovers within the applicable taxing jurisdiction.

As of January 3, 2014 and December 28, 2012, we have remaining tax- deductible goodwill of $142.0 million and $223.2 million, respectively, resulting from acquisitions. The amortization of this goodwill is deductible over various periods ranging up to 13 years. The tax deduction for goodwill for 2014 is expected to be approximately $72.5 million and is expected to be substantially lower beginning in 2015.

As of January 3, 2014, December 28, 2012 and December 30, 2011, we had $14.0 million, $15.4 million and $16.7 million of unrecognized tax benefits, respectively. Included in the balance of unrecognized tax benefits at the end of fiscal year 2013 were $9.8 million of tax benefits, which, if recognized, would affect our effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended
(In millions)	January 3, 2014	December 28, 2012	December 30, 2011
Unrecognized tax benefits beginning balance	$15.4	$16.7	$21.5
Gross increase—tax positions in prior years	1.7	1.2	2.7
Gross decrease—tax positions in prior years	(0.2)	(1.2)	(3.6)
Gross increase—current period tax positions	—	1.2	—
Settlements	(1.4)	(0.2)	(0.2)
Lapse of statute of limitations	(1.5)	(2.4)	(3.7)
Unrecognized tax benefits acquired in current year	—	0.1	—
Unrecognized tax benefits ending balance	$14.0	$15.4	$16.7

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13. INCOME TAXES (Continued)

We recognize accrued interest related to unrecognized tax benefits in interest expense and penalties as a component of tax expense. During the years ended January 3, 2014, December 28, 2012 and December 30, 2011, we recognized $0.5 million, $(1.4) million and $(1.4) million, respectively, in interest and penalties. We have accrued approximately $5.8 million, $5.3 million and $6.7 million in interest and penalties as of January 3, 2014, December 28, 2012 and December 30, 2011, respectively. With a few exceptions, in jurisdictions where our tax liability is immaterial, we are no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2008.

It is reasonably possible that unrecognized tax benefits will decrease up to $2.7 million within the next twelve months as a result of the settlement of tax audits. The timing and amounts of these audit settlements are uncertain, but we do not expect any of these settlements to have a significant impact on our financial position or results of operations.

The income before income taxes, by geographic area, was as follows:

	Year Ended
(In millions)	January 3, 2014	December 28, 2012	December 30, 2011
Income before income taxes and noncontrolling interests:
United States	$445.2	$534.9	$158.3
International	51.8	80.8	70.7
Total income before income taxes and noncontrolling interests	$497.0	$615.7	$229.0

NOTE 14. EMPLOYEE RETIREMENT AND POST-RETIREMENT BENEFIT PLANS

Defined Contribution Plans

We made contributions of $90.4 million, $91.0 million and $48.1 million to our defined contribution plans during the years ended January 3, 2014, December 28, 2012, and December 30, 2011, respectively. Full- and part-time employees, and employees covered by collective bargaining agreements are generally able to participate in one of our defined contribution plans. Cash contributions to these defined contribution plans are based on either a percentage of employee contributions or on a specified amount per hour depending on the provisions of each plan.

In addition to the above, some of our foreign subsidiaries have contributory trustee retirement plans covering substantially all of their employees. We made contributions to our foreign plans in the amounts of approximately $45.6 million, $35.9 million, and $20.2 million for the years ended January 3, 2014, December 28, 2012, and December 30, 2011, respectively.

Deferred Compensation Plans

We maintain various deferred compensation plans, including a restoration plan for some executives of the Energy & Construction Division. The URS E&C Holdings, Inc. Voluntary Deferred Compensation Plan allows for deferral of salary and incentive compensation. The URS E&C Holdings, Inc. Restoration Plan provides matching contributions on compensation not eligible for matching contributions under the URS Corporation, Inc. 401(k) Plan. As of January 3, 2014 and December 28,

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. EMPLOYEE RETIREMENT AND POST-RETIREMENT BENEFIT PLANS (Continued)

2012, the accrued benefit amounts for our deferred compensation plans were $22.6 million and $23.2 million, respectively, and are included in “Other long-term liabilities” on our Consolidated Balance Sheets.

Defined Benefit Plans

We sponsor a number of pension and unfunded supplemental executive retirement plans, including the following significant plans.

We provide a defined benefit plan, the URS Federal Technical Services, Inc. Employees’ Retirement Plan, to cover some of the Federal Services Division’s hourly and salaried employees as well as our employees of a joint venture in which this business group participates. This pension plan provides retirement benefit payments for the life of participating retired employees. It was closed to new participants on June 30, 2003, but active participants continue to accrue benefits. All participants are fully vested in their benefits.

We also provide various defined benefit pension plans and unfunded supplemental retirement plans, including the URS Government Services Group Pension Plan, the Washington Government Services Group Executive Pension Plan, and the URS Professional Solutions LLC Pension Plan, which primarily cover groups of current and former employees of the Federal Services Division. These plans were closed to future accruals after December 31, 2005.

In addition, as part of our acquisition of Scott Wilson Group plc (“Scott Wilson”), there are two foreign defined benefit retirement plans, the Scott Wilson Pension Scheme (“SWPS”) and the Scott Wilson Railways Shared Cost Section of the Railways Pension Scheme (“RPS”). The SWPS is closed to new participants and was closed to future accruals on October 1, 2010. The RPS is closed to new participants other than those who have an indefeasible right to join under U.K. law.

Consistent with foreign laws, we may also contribute funds into foreign government-managed accounts or insurance companies for our foreign employees.

Valuation

We measure our pension costs according to actuarial valuations and the projected unit credit method is used to determine pension costs for financial accounting purposes.

The discount rates for our defined benefit plans were derived using an actuarial “bond model.” The models for domestic and foreign plans assume that we purchase bonds with a credit rating of AA or better by a single bond rating agency, at prices based on a current bond yield and bond quality. The model develops the yield on this portfolio of bonds as of the measurement date. The cash flows from the bonds selected for the portfolio generally match our expected benefit payments in future years.

For our domestic plans, the Citigroup High Grade Credit Index (AAA/AA 10+ Year) or Citigroup Pension Discount Curve was used to determine the yield differential for cash flow streams from appropriate quality bonds as of the measurement date. For our foreign plans, the iBoxx GBP Corporate Bond Index (AA 15+ Year) was used to determine the yield differential for cash flow streams from appropriate quality bonds as of the measurement date.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. EMPLOYEE RETIREMENT AND POST-RETIREMENT BENEFIT PLANS (Continued)

The weighted average of the bond yields is determined based upon the estimated retirement payments in order to derive the discount rate used in calculating the present value of the pension plan obligations.

Our estimates of benefit obligations and assumptions used to measure those obligations for the defined benefit plans as of January 3, 2014 and December 28, 2012, were as follows:

	Domestic Plans		Foreign Plans
(In millions, except percentages)	January 3, 2014	December 28, 2012	January 3, 2014	December 28, 2012
Change in benefit obligation:
Benefit obligation at beginning of year	$443.4	$383.3	$485.9	$447.9
Service cost	7.5	7.5	0.5	0.6
Interest cost	17.6	18.9	22.2	22.6
Employee contributions	—	—	0.4	0.4
Plan amendment	2.7	—	—	—
Benefits paid and expenses	(21.6)	(16.6)	(15.4)	(14.9)
Exchange rate changes	—	—	13.2	20.8
Actuarial (gain) loss	(34.4)	50.3	49.8	8.5
Benefit obligation at end of year	$415.2	$443.4	$556.6	$485.9
Change in plan assets:
Fair value of plan assets at beginning of year	$274.2	$236.4	$370.8	$334.3
Actual gain (loss) on plan assets	28.3	31.4	22.2	25.6
Employer contributions	16.0	18.4	9.1	9.7
Employer direct benefit payments	5.1	4.6	—	—
Employee contributions	—	—	0.4	0.4
Exchange rate changes	—	—	8.6	15.7
Benefits paid and expenses	(21.6)	(16.6)	(15.4)	(14.9)
Fair value of plan assets at end of year	$302.0	$274.2	$395.7	$370.8
Underfunded status reconciliation:
Underfunded status	$113.2	$169.2	$160.9	$115.1
Net amount recognized	$113.2	$169.2	$160.9	$115.1
Amounts recognized in our Consolidated Balance Sheets consist of:
Accrued benefit liability included in current liabilities	$20.9	$5.1	$—	$—
Accrued benefit liability included in other long-term liabilities	92.3	164.1	160.9	115.1
Net amount recognized	$113.2	$169.2	$160.9	$115.1

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. EMPLOYEE RETIREMENT AND POST-RETIREMENT BENEFIT PLANS (Continued)

	Domestic Plans		Foreign Plans
(In millions, except percentages)	January 3, 2014	December 28, 2012	January 3, 2014	December 28, 2012
Amounts recognized in accumulated other comprehensive income consist of:
Prior service income	$0.2	$0.6	$—	$—
Net gain (loss)	(80.8)	(140.5)	(96.1)	(41.6)
Net amount recognized	$(80.6)	$(139.9)	$(96.1)	$(41.6)
Additional information:
Accumulated benefit obligation	$409.7	$437.6	$545.1	$470.7
Weighted-average assumptions used to determine benefit obligations at year end:
Discount rate	4.97%	4.02%	4.70%	4.80%
Rate of compensation increase	4.50%	4.50%	3.30%	2.80%

Net periodic pension costs and other comprehensive income included the following components for the years ended January 3, 2014, December 28, 2012, and December 30, 2011:

	Years Ended
	Domestic Plans			Foreign Plans
(In millions, except percentages)	January 3, 2014	December 28, 2012	December 30, 2011	January 3, 2014	December 28, 2012	December 30, 2011
Net periodic pension costs:
Service cost	$7.5	$7.5	$6.8	$0.5	$0.6	$0.6
Interest cost	17.6	18.9	19.0	22.2	22.6	24.4
Expected return on plan assets	(19.2)	(17.7)	(16.4)	(23.2)	(22.2)	(22.9)
Amortization or curtailment recognition of prior service cost	2.3	(3.0)	(3.2)	—	—	—
Recognized actuarial loss	16.2	9.8	7.4	—	—	—
Total net periodic pension costs	$24.4	$15.5	$13.6	$(0.5)	$1.0	$2.1
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Prior service cost	$2.7	$—	$(1.1)	$—	$—	$—
Net loss (gain)	(43.5)	36.7	27.3	50.9	5.1	48.6
Effect of exchange rate changes on amounts included in accumulated other comprehensive income	—	—	—	3.6	1.7	(1.9)
Amortization or curtailment recognition of prior service cost	(2.3)	3.0	3.2	—	—	—
Amortization or settlement recognition of net loss	(16.2)	(9.8)	(7.4)	—	—	—
Total recognized in other comprehensive loss (income)	$(59.3)	$29.9	$22.0	$54.5	$6.8	$46.7
Total recognized in net periodic pension costs and other comprehensive loss (income)	$(34.9)	$45.4	$35.6	$54.0	$7.8	$48.8
Weighted-average assumptions used to determine net periodic cost for years ended:
Discount rate	4.02%	5.05%	5.55%	4.80%	5.00%	5.70%
Rate of compensation increase	4.50%	4.50%	4.50%	2.80%	3.00%	3.45%
Expected long-term rate of return on plan assets	7.35%	7.34%	7.44%	7.00%	7.00%	6.96%
Measurement dates	12/28/2012	12/30/2011	12/31/2010	12/28/2012	12/30/2011	12/31/2010

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. EMPLOYEE RETIREMENT AND POST-RETIREMENT BENEFIT PLANS (Continued)

Investment policies & strategies

Our investment policies and strategies are to seek a competitive rate of return relative to an appropriate level of risk depending on the funded status and obligations of each plan. The plans’ investment managers employ both active and passive investment management strategies with the goal of matching or outperforming the broad markets in which they invest. Our risk management practices include diversification across asset classes and investment styles and periodic rebalancing toward asset allocation targets. The target asset allocation selected for each domestic plan reflects a risk/return profile that we believe is appropriate relative to each plan’s liability structure and return goals. We conduct periodic asset-liability studies for domestic plan assets in order to model various potential asset allocations in comparison to each plan’s forecasted liabilities and liquidity needs. For the foreign plans, asset allocation decisions are generally made by an independent board of trustees, or similar governing body.

For our domestic and foreign plans, investment objectives are aligned to generate returns that will enable the plans to meet their future obligations.

The assumptions we use in determining the expected long-term rate of return on plan assets are based on an actuarial analysis. This analysis includes a review of anticipated future long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy, given the anticipated requirements of the plan, to determine the average rate of earnings expected on the funds invested to provide for the pension plan benefits. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate.

Our weighted-average target asset allocation for the defined benefit plans is as follows:

	Current Target Asset Allocation
	Domestic Plans	Foreign Plans
Equity securities	45%	30%
Debt securities	55%	36%
Real estate	—	6%
Hedge fund	—	25%
Other	—	3%
Total	100%	100%

During 2014, we expect to make cash contributions, including estimated employer-directed benefit payments, of between $45 million and $50 million, to the domestic and foreign defined benefit plans.

As of January 3, 2014, the estimated portions of the net loss and the prior service cost in accumulated other comprehensive income that will be recognized as components of net periodic benefit cost over the next fiscal year are $8.9 million and $0.2 million, respectively. In addition, the estimated

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. EMPLOYEE RETIREMENT AND POST-RETIREMENT BENEFIT PLANS (Continued)

future benefit payments to be paid out in the next ten years under our defined benefit plans are as follows:

	Estimated Future Benefit Payments
(In millions)	Domestic Plans	Foreign Plans
For the Fiscal Year:
2014	$38.0	$17.0
2015	23.0	17.0
2016	23.0	18.0
2017	24.0	18.0
2018	25.0	19.0
Next five fiscal years thereafter	130.0	103.0
Total	$263.0	$192.0

Fair Values of Defined Benefit Plans Assets

As of January 3, 2014 and December 28, 2012, the fair values of our defined benefit plan assets by the major asset categories are as follows:

	Total	Fair Value Measurement as of January 3, 2014
(In millions)	Carrying Value as of January 3, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$15.7	$5.1	$10.6	$—
U.S. equity funds	78.1	—	78.1	—
International equity funds	95.6	—	95.6	—
Global equity funds	82.4	—	82.4	—
Fixed income securities	304.4	—	294.5	9.9
International property funds	121.5	—	42.7	78.8
Total	$697.7	$5.1	$603.9	$88.7

	Total	Fair Value Measurement as of December 28, 2012
(In millions)	Carrying Value as of December 28, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$21.0	$8.0	$13.0	$—
U.S. equity funds	74.4	—	74.4	—
International equity funds	94.6	—	94.6	—
Global equity funds	72.2	—	72.2	—
Fixed income securities	264.9	—	264.9	—
International property funds	117.9	—	43.8	74.1
Total	$645.0	$8.0	$562.9	$74.1

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. EMPLOYEE RETIREMENT AND POST-RETIREMENT BENEFIT PLANS (Continued)

The following table presents a reconciliation of the beginning and ending balances of the fair value measurements using significant unobservable inputs (Level 3):

(In millions)	Level 3 Fair Value Measurement Rollforward
Balance as of December 30, 2011	$47.9
Unrealized gains (losses)	4.4
Purchases, sales, issuances and settlements, net	21.8
Balance as of December 28, 2012	$74.1
Realized gains (losses)	0.1
Unrealized gains (losses)	6.3
Purchases, sales, issuances and settlements, net	8.2
Balance as of January 3, 2014	$88.7

Level 1:  The fair values of the plan assets in this category are the plans’ interest in cash and cash equivalents.

Level 2:  The fair values of the plans’ interest in common collective trust funds are based on quoted prices in inactive markets, inputs other than quoted prices that are observable for the asset, net asset values as reported by the issuer and/or inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset.

Level 3:  The fair values of the plan assets in this category are initially based on net asset values as reported by the issuer. Restrictions on the redemption of the investments and delays in settlement are taken into consideration. The values cannot be readily derived from or corroborated by observable market data and generally require additional time to liquate in an orderly manner.

Post-retirement Benefit Plans

We sponsor a number of retiree health and life insurance benefit plans (post-retirement benefit plans) for our Energy & Construction and Federal Services Divisions. The post-retirement benefits provided under company sponsored health care and life insurance plans of the Energy & Construction Division were frozen prior to the Washington Group International, Inc. (“WGI”) acquisition. The Federal Services plan was closed to new participants in 2003.

Accumulated post-retirement benefit obligations for the post-retirement benefit plans as of January 3, 2014 and December 28, 2012 were $38.9 million and $43.6 million, respectively. The discount rates used to compute the benefit obligations at January 3, 2014 and December 28, 2012 were 4.61% and 3.48%, respectively. As of January 3, 2014 and December 28, 2012, the fair values of the plan assets were $3.5 million and $3.1 million, respectively.

Net periodic post-retirement benefit costs for the post-retirement benefit plans for the years ended January 3, 2014, December 28, 2012, and December 30, 2011 were $1.8 million, $2.5 million and $1.8 million, respectively. The measurement date used for the post-retirement benefit plans was the beginning of each fiscal year. The weighted-average discount rates used to determine net periodic costs

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14. EMPLOYEE RETIREMENT AND POST-RETIREMENT BENEFIT PLANS (Continued)

were 3.48%, 4.69%, and 5.23%, respectively, and the expected long-term rates of return on plan assets were 7.50%, 7.50%, and 7.50%, respectively, for the years ended January 3, 2014, December 28, 2012, and December 30, 2011.

The assumptions used related to health care cost trend rates for the years ended January 3, 2014 and December 28, 2012 were as follows:

	January 3, 2014	December 28, 2012
Assumed blended health care cost trend rates at year-end:
Health care cost trend rate assumed for next year	7.92%	7.94%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.94%	4.94%
Years that the rates reach the ultimate trend rate	2020/2024	2020/2024

We currently expect to make cash contributions, including estimated employer direct benefit payments, of between $3 million and $4 million to the post-retirement benefit plans for 2014.

Multiemployer Pension Plans

We participate in approximately 200 construction-industry multiemployer pension plans. Generally, the plans provide defined benefits to substantially all employees covered by collective bargaining agreements. Under the Employee Retirement Income Security Act, a contributor to a multiemployer plan is liable, upon termination or withdrawal from a plan, for its proportionate share of a plan’s unfunded vested liability.

Our aggregate contributions to these plans were $49.7 million, $48.2 million, and $40.7 million for the years ended January 3, 2014, December 28, 2012, and December 30, 2011, respectively. At January 3, 2014, none of the plans in which we participate are individually significant to our consolidated financial statements.

NOTE 15. STOCKHOLDERS’ EQUITY

Dividend Program

Our Board of Directors declared the following dividends:

Declaration Date (In millions, except per share data)	Dividend Per Share	Record Date	Total Maximum Payment		Payment Date
February 24, 2012	$0.20	March 16, 2012		$15.2	April 6, 2012
May 4, 2012	$0.20	June 15, 2012		$15.4	July 6, 2012
August 3, 2012	$0.20	September 14, 2012		$15.4	October 5, 2012
November 2, 2012	$0.20	December 14, 2012		$15.4	January 4, 2013
February 22, 2013	$0.21	March 15, 2013		$16.0	April 5, 2013
May 3, 2013	$0.21	June 14, 2013		$16.0	July 5, 2013
August 2, 2013	$0.21	September 13, 2013		$16.0	October 4, 2013
November 1, 2013	$0.21	December 13, 2013		$16.0	January 10, 2014
February 28, 2014	$0.22	March 21, 2014	$	NA	April 11, 2014

NA = Not available

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15. STOCKHOLDERS’ EQUITY (Continued)

Equity Incentive Plans

On March 28, 2013, the Board adopted, and on May 23, 2013, the stockholders approved, an amendment and restatement of our 2008 Equity Incentive Plan (“2008 Plan”). Among other provisions, the amendment and restatement increased the aggregate number of shares of common stock authorized for issuance under the 2008 Plan by 1.5 million shares to a total of 6.5 million shares and extended the term of the 2008 Plan until May 23, 2018. As of January 3, 2014, approximately 3.0 million shares had been issued as restricted stock awards and 1.7 million shares of restricted stock units were issuable upon the vesting under our 2008 Plan. In addition, approximately 1.8 million shares remained reserved for future grant under the 2008 Plan.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan (“ESPP”) allows qualifying employees to purchase shares of our common stock through payroll deductions of up to 10% of their compensation, subject to Internal Revenue Code limitations, at a price of 95% of the fair market value as of the end of each of the six-month offering periods. The offering periods commence on January 1 and July 1 of each year.

For the years ended January 3, 2014, December 28, 2012, and December 30, 2011, employees participating in our ESPP purchased approximately 0.4 million shares, 0.1 million shares, and 0.2 million shares, respectively. Cash proceeds generated from employee stock option exercises and purchases by employees under our ESPP for the years ended January 3, 2014, December 28, 2012, and December 30, 2011 were $20.2 million, $8.9 million, and $11.7 million, respectively.

Restricted Stock Awards and Units

We have issued restricted stock awards and units from the 2008 Plan that may contain time-based or time- and performance-based vesting over multiple years. Some awards are subject to the following time- and performance-based vesting conditions:

Single-Performance Criteria

Upon the achievement of an annual net income target generally established in the first quarter of the fiscal year preceding the vesting date.

Multi-Performance Criteria

In March 2013, pursuant to our long-term equity incentive program, we issued performance-based restricted stock unit awards to senior executives that vest at the end of a three-year vesting period with multi-performance criteria. One criterion is the extent to which we achieve a net income performance condition measured on a cumulative basis over a two-year performance period. In addition, there is a market condition based on meeting or exceeding the total stockholder return of the Russell 3000 Index, measured over a three-year performance period. At vesting, these performance-based awards may convert to common stock up to 200% of the targeted amounts, based on achievement of performance targets.

In November 2013, we redesigned our long-term equity incentive program and issued performance-based restricted stock unit awards to senior executives that vest at the end of a three-year vesting period with three performance criteria. Two criteria consist of a net income performance condition

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15. STOCKHOLDERS’ EQUITY (Continued)

measured on a cumulative basis over a three-year performance period and a return on invested capital performance condition measured on an annual basis averaged over a three-year performance period. In addition, there is a market condition based on meeting or exceeding the total stockholder return of the Russell 3000 Index, measured over a three-year performance period. At vesting, these performance-based awards may convert to common stock up to 200% of the targeted amounts, based on achievement of performance targets.

Our restricted stock awards and units are measured based on the stock price on the date that all of the key terms and conditions related to the award are known. Restricted stock awards and units are expensed on a straight-line basis over their respective vesting periods subject to the probability of meeting performance requirements and adjusted for the number of shares expected to be issued.

The grant date fair value for restricted stock awards and units with multi- performance criteria was determined using a Monte Carlo simulation model with the following weighted-average assumptions:

Fiscal year ended January 3, 2014
Stock price(1)	$47.00
Expected volatility factor(2)	31.30%
Risk-free interest rate(3)	0.33%
Expected annual dividend yield(4)	0%

(1)                                 The stock price is the closing price of our common stock on the date of when all of the key terms and conditions related to the award are known.

(2)                                 The stock volatility for each grant was determined based on the historical volatility for the Russell 3000 Index and in correlation to our common stock for a period equal to the estimated performance period.

(3)                                 The risk-free interest rate for periods equal to the performance period is based on the U.S. Treasury yield curve in effect at the date of grant.

(4)                                 Dividends are reinvested for purposes of calculating total stockholder return. For purposes of the fair value model, the dividend yield is therefore considered to be 0%.

As of January 3, 2014, we had estimated unrecognized stock-based compensation expense of $46.2 million related to nonvested restricted stock awards and units for which vesting is probable. This expense is expected to be recognized over a weighted-average period of 2.4 years. The following table summarizes the total fair value of vested shares, according to their contractual terms, and the grant date fair value of restricted stock awards and units granted during the years ended January 3, 2014 and December 28, 2012:

(In millions)	January 3, 2014	December 28, 2012
Fair value of shares vested	$43.9	$42.0
Grant date fair value of restricted stock awards and units granted	$69.2	$54.3

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15. STOCKHOLDERS’ EQUITY (Continued)

A summary of the status of and changes in our nonvested restricted stock awards and units, according to their contractual terms, as of and for the year ended January 3, 2014, is presented below:

	Year Ended January 3, 2014
	Shares (in millions)	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2010	2.5	$42.92
Granted	1.0	$42.39
Vested	(1.0)	$42.47
Forfeited	(0.1)	$43.46
Nonvested at December 31, 2011	2.4	$42.86
Granted	1.4	$36.79
Vested	(1.0)	$41.69
Forfeited	(0.1)	$42.44
Nonvested at December 28, 2012	2.7	$40.03
Granted	1.4	$48.66
Vested	(1.0)	$41.45
Forfeited	(0.3)	$41.90
Nonvested at January 3, 2014	2.8	$43.66

Stock-Based Compensation

We recognize stock-based compensation expense, net of estimated forfeitures, over the vesting periods in “General and administrative expenses” and “Cost of revenues” in our Consolidated Statements of Operations.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15. STOCKHOLDERS’ EQUITY (Continued)

The following table presents our stock-based compensation expense related to restricted stock awards and units, our employee stock purchase plan and the related income tax benefits recognized for the years ended January 3, 2014, December 28, 2012, and December 30, 2011:

	Year Ended
(In millions)	January 3, 2014	December 28, 2012	December 30, 2011
Stock-based compensation expense:
Restricted stock awards and units	$31.2	$43.1	$44.8
Employee stock purchase plan	0.6	0.5	0.5
Stock-based compensation expense	$31.8	$43.6	$45.3
Stock-based compensation expense included in:
Cost of revenues	$23.5	$33.2	$35.1
General and administrative expenses	8.3	10.4	10.2
Stock-based compensation expense	$31.8	$43.6	$45.3
Total income tax benefits recognized in our net income related to stock-based compensation expense	$11.6	$16.0	$17.3

Stock Repurchase Program

For fiscal years 2012 and 2013, the number of shares authorized under the repurchase program were 3.0 million shares, plus the number of shares equal to the difference between the number of shares authorized to be repurchased in the prior year and the actual number of shares repurchased during the prior year, not to exceed 6.0 million shares in aggregate. In February 2014, our Board of Directors approved a modification of our stock repurchase program to allow for the repurchase of up to 12.0 million shares of our common stock in fiscal year 2014. The Board of Directors may modify, suspend, extend or terminate the program at any time.

The following table summarizes our stock repurchase activities for the years ended January 3, 2014, December 28, 2012, and December 30, 2011:

	Year Ended
(In millions, except average price paid per share)	January 3, 2014	December 28, 2012	December 30, 2011
Shares of common stock repurchased	2.0	1.0	6.0
Average price paid per share	$45.55	$40.00	$40.47
Cost of common stock repurchased	$93.3	$40.0	$242.8

NOTE 16. SEGMENT AND RELATED INFORMATION

We operate our business through the following four segments:

•                  Our Infrastructure & Environment Division provides program management, planning, design, engineering, construction and construction management, operations and maintenance, and

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. SEGMENT AND RELATED INFORMATION (Continued)

decommissioning and closure services to the U.S. federal government, state and local government agencies, and private sector clients in the U.S. and internationally.

•                  Our Federal Services Division provides services to a wide variety of U.S. federal government agencies, as well as to national governments in other countries. This includes program management, planning, design and engineering, systems engineering and technical assistance, construction and construction management, operations and maintenance, management and operations, IT, and decommissioning and closure services.

•                  Our Energy & Construction Division provides program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to private sector clients as well as federal, state and local government agencies.

•                  Our Oil & Gas Division provides services to oil and gas industry clients throughout the U.S. and Canada. This includes oilfield services, such as rig transportation and fluid hauling, oil and gas production services, including mechanical, electrical and instrumentation services; pipeline and facility construction, module fabrication; and maintenance services.

These four segments operate under separate management groups and produce discrete financial information. Their operating results also are reviewed separately by management. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The information disclosed in our consolidated financial statements is based on the four segments that comprise our current organizational structure.

Effective with the beginning of our fiscal year 2014, we realigned our Global Management and Operations Services Group, which was previously a component of our Energy & Construction Division, under the operations and management of our Federal Services Division. The realignment of this group consolidates the majority of our business with U.S. federal government agencies and national governments outside the U.S in our Federal Services Division. We also realigned a portion of our facility construction, process engineering, and operations and maintenance services to the oil and gas industry among our Oil & Gas, Infrastructure & Environment, and Energy & Construction Divisions. These changes, which restructured elements of our oil and gas business from an organization based on legacy acquisitions to one based on service, are designed to improve our ability to provide integrated services to our oil and gas clients. To reflect these realignments, we have revised the prior year amounts to conform to our current year presentation.

The following table presents summarized financial information for our reportable segments. “Inter-segment, eliminations and other” in the following table includes eliminations of inter-segment sales and investments in subsidiaries. The segment balance sheet information presented below is included for

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. SEGMENT AND RELATED INFORMATION (Continued)

informational purposes only. We do not allocate resources based upon the balance sheet amounts of individual segments. Our long-lived assets consist primarily of property and equipment.

	Year Ended
(In millions)	January 3, 2014	December 28, 2012	December 30, 2011
Revenues
Infrastructure & Environment	$3,634.1	$3,714.4	$3,761.0
Federal Services(1)	3,157.2	3,774.9	4,013.9
Energy & Construction(2)	2,417.8	2,412.9	1,932.5
Oil & Gas(2)	1,941.8	1,233.1	—
Inter-segment, eliminations and other	(160.2)	(162.8)	(162.4)
Total revenues	$10,990.7	$10,972.5	$9,545.0
Equity in income (loss) of unconsolidated joint ventures
Infrastructure & Environment	$2.4	$4.0	$3.9
Federal Services(1)	84.9	83.4	114.7
Energy & Construction(2)	8.1	16.0	13.6
Oil & Gas(2)	(1.8)	4.2	—
Total equity in income of unconsolidated joint ventures	$93.6	$107.6	$132.2
URS operating income (loss)(3)
Infrastructure & Environment	$209.0	$213.4	$222.0
Federal Services(1)	307.8	300.9	276.8
Energy & Construction(2)	52.4	96.7	54.6
Oil & Gas(2)	17.0	59.4	—
Corporate(4)	(77.5)	(99.7)	(79.5)
Total URS operating income	$508.7	$570.7	$473.9
Operating income (loss)(5)
Infrastructure & Environment	$210.7	$215.5	$222.0
Federal Services(1)(5)	370.3	378.9	25.5
Energy & Construction(2)	71.3	132.8	83.1
Oil & Gas(2)	16.0	58.4	—
Corporate(4)	(77.5)	(99.7)	(79.5)
Total operating income	$590.8	$685.9	$251.1
Capital expenditures
Infrastructure & Environment	$36.9	$42.5	$51.2
Federal Services(1)	13.0	5.9	5.8
Energy & Construction(2)	16.8	18.4	13.8
Oil & Gas(2)	57.1	73.2	—
Corporate	12.6	13.2	10.9
Total capital expenditures	$136.4	$153.2	$81.7
Depreciation and amortization
Infrastructure & Environment	$50.0	$56.0	$55.0
Federal Services(1)	47.8	45.3	36.3
Energy & Construction(2)	40.7	49.2	45.1
Oil & Gas(2)	116.9	76.5	—
Corporate	8.8	6.6	6.3
Total depreciation and amortization	$264.2	$233.6	$142.7

(1)                                 The operating results of Apptis have been included in our consolidated results since the acquisition on June 1, 2011.

(2)                                 The operating results of Flint have been included in our consolidated results since the acquisition on May 14, 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. SEGMENT AND RELATED INFORMATION (Continued)

(3)                                 We are providing information regarding URS operating income (loss) by segment because management uses this information to assess performance and make decisions about resource allocation.

(4)                                 Corporate includes expenses related to corporate functions and acquisition-related expenses.

(5)                                 The operating income for the year ended December 30, 2011 included a $351.3 million goodwill impairment charge. See Note 9, “Goodwill and Intangible Assets,” for more information.

Reconciliations of segment contribution to segment operating income (loss) for the years ended January 3, 2014, December 28, 2012, and December 30, 2011 are as follows:

	Year Ended January 3, 2014
(In millions)	Infrastructure & Environment	Federal Services	Energy & Construction	Oil & Gas	Corporate	Consolidated
URS operating income	$209.0	$307.8	$52.4	$17.0	$(77.5)	$508.7
Noncontrolling interests	1.7	62.5	18.9	(1.0)	—	82.1
Operating income (loss)	$210.7	$370.3	$71.3	$16.0	$(77.5)	$590.8

	Year Ended December 28, 2012
(In millions)	Infrastructure & Environment	Federal Services	Energy & Construction	Oil & Gas	Corporate	Consolidated
URS operating income	$213.4	$300.9	$96.7	$59.4	$(99.7)	$570.7
Noncontrolling interests	2.1	78.0	36.1	(1.0)	—	115.2
Operating income (loss)	$215.5	$378.9	$132.8	$58.4	$(99.7)	$685.9

	Year Ended December 30, 2011
(In millions)	Infrastructure & Environment	Federal Services	Energy & Construction	Oil & Gas	Corporate	Consolidated
URS operating income	$222.0	$276.8	$54.6	$—	$(79.5)	$473.9
Noncontrolling interests	—	100.0	28.5	—	—	128.5
Goodwill impairment	—	(351.3)	—	—	—	(351.3)
Operating income (loss)	$222.0	$25.5	$83.1	$—	$(79.5)	$251.1

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. SEGMENT AND RELATED INFORMATION (Continued)

Total investments in and advances to unconsolidated joint ventures and property and equipment, net of accumulated depreciation, are as follows:

(In millions)	January 3, 2014	December 28, 2012
Infrastructure & Environment	$8.0	$8.2
Federal Services	95.4	111.0
Energy & Construction	21.3	19.1
Oil & Gas	120.9	140.0
Total investments in and advances to unconsolidated joint ventures	$245.6	$278.3
Infrastructure & Environment	$135.9	$138.7
Federal Services	38.8	41.6
Energy & Construction	52.7	55.4
Oil & Gas	351.6	424.9
Corporate	29.1	26.9
Total property and equipment, net of accumulated depreciation	$608.1	$687.5

Total assets by segment are as follows:

(In millions)	January 3, 2014	December 28, 2012
Infrastructure & Environment	$2,119.5	$2,222.1
Federal Services	2,727.6	2,911.6
Energy & Construction	2,117.6	2,195.9
Oil & Gas	1,495.6	1,739.3
Corporate	257.7	192.1
Total assets	$8,718.0	$9,261.0

Geographic Areas

We provide services in many parts of the world. Some of our services are provided to companies in other countries, but are served by our offices located in the U.S. Generally, revenues related to such services are classified within the geographic area where the services are performed, rather than where

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. SEGMENT AND RELATED INFORMATION (Continued)

the client is located. Our revenues and net property and equipment at cost by geographic area are shown below:

	Years Ended
(In millions)	January 3, 2014	December 28, 2012	December 30, 2011
Revenues
United States	$8,136.7	$8,640.2	$8,329.7
Canada(1)	1,879.5	1,304.0	180.3
Other countries	1,001.8	1,056.0	1,065.3
Eliminations	(27.3)	(27.7)	(30.3)
Total revenues	$10,990.7	$10,972.5	$9,545.0

(1)                                 Revenues from Canada exceeded 10% of our consolidated revenues for the years ended January 3, 2014 and December 28, 2012 due to our acquisition of Flint in fiscal year 2012.

(In millions)	January 3, 2014	December 28, 2012
Property and equipment, net(1)
United States	$313.6	$320.4
International:
Canada	249.9	313.2
Other countries	44.6	53.9
Total international	294.5	367.1
Total property and equipment, net	$608.1	$687.5

(1)                                 Property and equipment, net is categorized by the location of incorporation of the legal entities.

Major Customers and Other

Our largest clients are from our federal market sector. Within this sector, we have multiple contracts with our two major customers: the U.S. Army and the DOE. For the purpose of analyzing revenues from major customers, we do not consider the combination of all federal departments and agencies as one customer. The different federal agencies manage separate budgets. As such, reductions in spending by one federal agency do not affect the revenues we could earn from another federal agency. In addition, the procurement processes for federal agencies are not centralized, and procurement decisions are made separately by each federal agency. The loss of the federal government, the U.S. Army, or the DOE as clients, would have a material adverse effect on our business; however, we are not dependent on any single contract on an ongoing basis. We believe that the loss of any single contract would not have a material adverse effect on our business.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. SEGMENT AND RELATED INFORMATION (Continued)

Our revenues from the U.S. Army and the DOE by division for the years ended January 3, 2014, December 28, 2012, and December 30, 2011 are presented below:

	Year Ended
(In millions, except percentages)	January 3, 2014	December 28, 2012	December 30, 2011
The U.S. Army(1)
Infrastructure & Environment	$125.2	$128.4	$141.7
Federal Services	1,100.3	1,497.8	1,352.4
Energy & Construction	149.5	128.8	198.2
Total U.S. Army	$1,375.0	$1,755.0	$1,692.3
Revenues from the U.S. Army as a percentage of our consolidated revenues	13%	16%	18%
DOE
Infrastructure & Environment	$4.7	$5.6	$5.9
Federal Services	821.9	984.0	1,260.5
Energy & Construction	4.6	0.1	2.6
Total DOE	$831.2	$989.7	$1,269.0
Revenues from DOE as a percentage of our consolidated revenues	8%	9%	13%
Revenues from the federal market sector as a percentage of our consolidated revenues	34%	40%	49%

(1)                                 The U.S. Army includes U.S. Army Corps of Engineers.

NOTE 17. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we and our affiliates are subject to various disputes, audits, investigations and legal proceedings. Additionally, as a government contractor, we are subject to audits, investigations, and claims with respect to our contract performance, pricing, costs, cost allocations, and procurement practices. The final outcomes of these various matters cannot be predicted or estimated with certainty. We are including information regarding the following matters:

•                  USAID Egyptian Projects:  In March 2003, Washington Group International, Inc., a Delaware company (“WGI Delaware”), our wholly owned subsidiary, was notified by the Department of Justice that the federal government was considering civil litigation against WGI Delaware for potential violations of the U.S. Agency for International Development (“USAID”) source, origin, and nationality regulations in connection with five of WGI Delaware’s USAID-financed host-country projects located in Egypt beginning in the early 1990s. In November 2004, the federal government filed an action in the United States District Court for the District of Idaho against WGI Delaware, Contrack International, Inc., and MISR Sons Development S.A.E., an Egyptian construction company, asserting violations under the Federal False Claims Act, the Federal Foreign Assistance Act of 1961, as well as common law theories of payment by mistake and unjust enrichment. The federal government seeks damages and civil penalties (including

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

doubling and trebling of damages) for violations of the statutes as well as a refund of the approximately $373.0 million paid to WGI Delaware under the specified contracts. WGI Delaware has denied any liability in the action and contests the federal government’s damage allegations and its entitlement to recovery. All USAID projects under the contracts have been completed and are fully operational.

In March 2005, WGI Delaware filed motions in Idaho District Court and the United States Bankruptcy Court in Nevada contending that the federal government’s Idaho action is barred under the plan of reorganization approved by the Bankruptcy Court in 2002 when WGI Delaware emerged from bankruptcy protection. In 2006, the Idaho action was stayed pending the bankruptcy-related proceedings. On April 24, 2012, the Bankruptcy Court ruled that the bulk of the federal government’s claims under the False Claims and the Federal Foreign Assistance Acts are not barred. On November 7, 2012, WGI Delaware appealed the Bankruptcy Court’s decision to the Ninth Circuit Bankruptcy Appellate Panel. On August 2, 2013, the Appellate Panel affirmed the Bankruptcy Court’s decision. On September 26, 2013, WGI Delaware appealed the Appellate Panel’s decision to the United States Ninth Circuit Court of Appeals.

WGI Delaware intends to continue to defend this matter vigorously; however, WGI Delaware cannot provide assurance that it will be successful in these efforts. The potential range of loss and the resolution of these matters cannot be determined at this time primarily due to the very limited factual record that exists in light of the limited discovery that has been conducted to-date in the Idaho litigation; the fact that the matter involves unique and complex bankruptcy, international, and federal regulatory legal issues; the uncertainty concerning legal theories and their potential resolution by the courts; and the overall age of this matter, as well as a number of additional factors. Accordingly, no amounts have been accrued for the federal government claims in the Idaho action.

•                  New Orleans Levee Failure Class Action Litigation:  From July 1999 through May 2005, Washington Group International, Inc., an Ohio company (“WGI Ohio”), a wholly owned subsidiary acquired by us on November 15, 2007, performed demolition, site preparation, and environmental remediation services for the U.S. Army Corps of Engineers on the east bank of the Inner Harbor Navigation Canal (the “Industrial Canal”) in New Orleans, Louisiana. On August 29, 2005, Hurricane Katrina devastated New Orleans. The storm surge created by the hurricane overtopped the Industrial Canal levee and floodwall, flooding the Lower Ninth Ward and other parts of the city. Fifty-nine personal injury and property damage class action lawsuits were filed in Louisiana State and federal court against several defendants, including WGI Ohio, seeking $200.0 billion in damages plus attorneys’ fees and costs. Plaintiffs are residents and property owners who claim to have incurred damages from the breach and failure of the hurricane protection levees and floodwalls in the wake of Hurricane Katrina.

All 59 lawsuits were pleaded as class actions but none have yet been certified as class actions. Along with WGI Ohio, the U.S. Army Corps of Engineers, the Board for the Orleans Levee District, and its insurer, St. Paul Fire and Marine Insurance Company were also named as defendants. At this time WGI Ohio and the Army Corps of Engineers are the remaining defendants. These 59 lawsuits, along with other hurricane-related cases not involving WGI Ohio,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

were consolidated in the United States District Court for the Eastern District of Louisiana (“District Court”).

Plaintiffs allege that defendants were negligent in their design, construction and/or maintenance of the New Orleans levees. Specifically, as to WGI Ohio, plaintiffs allege that work WGI Ohio performed adjacent to the Industrial Canal damaged the levee and floodwall, causing or contributing to breaches and flooding. WGI Ohio did not design, construct, repair or maintain any of the levees or the floodwalls that failed during or after Hurricane Katrina. Rather, WGI Ohio performed work adjacent to the Industrial Canal as a contractor for the federal government.

WGI Ohio filed a motion for summary judgment, seeking dismissal on grounds that government contractors are immune from liability. On December 15, 2008, the District Court granted WGI Ohio’s motion for summary judgment, but several plaintiffs appealed that decision to the United States Fifth Circuit Court of Appeals on April 27, 2009. On September 14, 2010, the Court of Appeals reversed the District Court’s summary judgment decision and WGI Ohio’s dismissal, and remanded the case back to the District Court for further litigation. On August 1, 2011, the District Court decided that the government contractor immunity defense would not be available to WGI Ohio at trial, but would be an issue for appeal. Five of the cases were tried in District Court from September 12, 2012 through October 3, 2012. On April 12, 2013, the District Court ruled in favor of WGI Ohio and the Army Corps of Engineers, finding that the five plaintiffs failed to prove that WGI Ohio’s or the Army Corps of Engineers’ actions caused the failure of the Industrial Canal floodwall during Hurricane Katrina. On July 1, 2013, WGI Ohio filed a motion for summary judgment in District Court to dismiss all other related cases as a result of the District Court’s April 2013 decision. On December 20, 2013, the District Court dismissed the majority of the lawsuits and the remainder of the outstanding claims are being transferred to the District Court for final judgment of dismissal.

WGI Ohio intends to continue to defend these matters vigorously until all claims are dismissed; however, WGI Ohio cannot provide assurance that it will be successful in these efforts. The potential range of loss and the resolution of these matters cannot be determined at this time primarily due to the likelihood of an appeal, the unknown number of individual plaintiffs who are actually asserting claims against WGI Ohio; the uncertainty regarding the nature and amount of each individual plaintiff’s damage claims; uncertainty concerning legal theories and factual bases that plaintiffs may present and their resolution by courts or regulators; and uncertainty about the plaintiffs’ claims, if any, that might survive certain key motions of our affiliate, as well as a number of additional factors.

•                  DOE Deactivation, Demolition, and Removal Project:  WGI Ohio executed a cost-reimbursable task order with the DOE in 2007 to provide deactivation, demolition and removal services at a New York State project site that, during 2010, experienced contamination and performance issues. In February 2011, WGI Ohio and the DOE executed a Task Order Modification that changed some cost-reimbursable contract provisions to at-risk. The Task Order Modification, including subsequent amendments, requires the DOE to pay all project costs up to $105.9 million, requires WGI Ohio and the DOE to equally share in all project costs incurred from $105.9 million to $145.9 million, and requires WGI Ohio to pay all project costs exceeding $145.9 million. In addition, in September 2011, WGI Ohio voluntarily paid a civil penalty related

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

to the contamination incident. Through January 3, 2014, WGI Ohio has incurred total project costs of $261.3 million.

Due to unanticipated requirements and permitting delays by federal and state agencies, as well as delays and related ground stabilization activities caused by Hurricane Irene, WGI Ohio has been required to perform work outside the scope of the Task Order Modification. Based on the changes and delays, requests for equitable adjustment (“REA”) amounting to $47.1 million and proposals related to the hurricane-caused impacts and other directed changes in the amount of $118.0 million were initially submitted to the DOE for approval. Through January 3, 2014, the DOE has approved one of the REAs for $0.9 million and has authorized $31.9 million of additional funding primarily related to the hurricane-caused impacts. Because WGI Ohio and the DOE were unsuccessful in settling the REAs and proposals, during 2013, WGI Ohio submitted several certified claims against the DOE pursuant to the Contracts Disputes Acts seeking recovery of $112.5 million of the above unfunded REA and proposal costs incurred through April 2013 and $5.0 million in fees on the expanded work scope. As of January 3, 2014, WGI Ohio has recorded $81.5 million in accounts receivable for project costs incurred to date in excess of the DOE contracted amount that may not be collected unless and until the claims are favorably resolved. The final project completion costs are not currently estimable due to continuing delays in permitting, other delays, and approval of a final project plan. WGI Ohio can provide no certainty that it will recover the $112.5 million in submitted DOE claims for costs incurred through April 2013 related to REAs, hurricane-caused work or other directed changes, as well as any other project costs after April 2013 that WGI Ohio is obligated to incur to finalize and complete this project including the accounts receivable, any of which could negatively impact URS’ future results of operations.

•                  Bolivian Mine Services Agreement:  In 2009, a mine service agreement performed by our wholly owned subsidiary, Washington Group Bolivia, was unilaterally terminated for convenience by the mine owner. The mine owner disputed the fair market value of mining equipment it was required to repurchase under the terms of the mine services agreement. Subsequently, on November 16, 2010, Washington Group Bolivia received a formal claim asserting breaches of contractual obligations and warranties, including the failure to adhere to the requisite professional standard of care while performing the mine services agreement. On June 17, 2011, Washington Group Bolivia received a formal demand for arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce (“ICC”) asserting claims up to $52.6 million. Washington Group Bolivia brought a $50 million counterclaim on August 3, 2012 against the mine owner asserting claims of wrongful termination and lost productivity. Arbitration on the mine owner’s claims and Washington Group Bolivia’s counterclaims commenced before the ICC. In the course of the arbitration proceedings, the mine owner has reduced its claims to approximately $32.2 million, while Washington Group Bolivia has refined its counterclaim amount to not more than $62.9 million. On August 9, 2013, a $10.5 million ICC arbitration tribunal award was issued against Washington Group Bolivia and, on September 5, 2013, the mine owner petitioned the United States District Court of Colorado to confirm the ICC arbitration award. On October 1, 2013, Washington Group Bolivia filed a cross motion to partially vacate the ICC arbitration award in the District Court of Colorado. On February 3, 2014, the District Court of Colorado entered judgment confirming the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

ICC arbitration award and denied Washington Group Bolivia’s motion to partially vacate the award.

We have accrued an estimated probable loss of $10.5 million related to this matter; however, we expect the loss to be recoverable under our insurance program.

•                  Canadian Pipeline Contract:  In January 2010, a pipeline owner filed an action in the Court of Queen’s Bench of Alberta, Canada against Flint, a company we acquired in May 2012, as well as against a number of other defendants, alleging that the defendants negligently provided pipe coating and insulation system services, engineering, design services, construction services, and other work, causing damage to and abandonment of the line. The pipeline owner alleges it has suffered approximately C$85.0 million in damages in connection with the abandonment and replacement of the pipeline. Flint was the construction contractor on the pipeline project. Other defendants were responsible for engineering and design-services and for specifying and providing the actual pipe, insulation and coating materials used in the line. In January 2011, the pipeline owner served a Statement of Claim on Flint and, in September 2011, Flint filed a Statement of Defense denying that the damages to the coating system of the pipeline were caused by any negligence or breach of contract of Flint. Flint believes the damages were caused or contributed to by the negligence of one or more of the co-defendants and/or by the negligent operation of the pipeline owner.

Flint intends to continue to defend this matter vigorously; however, it cannot provide assurance that it will be successful, in whole or in part, in these efforts. The potential range of loss and the resolution of this matter cannot be determined at this time primarily due to the early stage of the discovery; the substantial uncertainty regarding the actual cause of the damage to or loss of the line; the nature and amount of each individual damage claim against the various defendants; and the uncertainty concerning legal theories and factual bases that the customer may present against all or some of the defendants.

•                  U.K. Joint Venture:  On April 12, 2010, one of our U.K. joint ventures sent several bags of low level non-exempt radioactive waste to a waste disposal facility that was not licensed to handle such waste. On November 15, 2012, the U.K. Environment Agency and the U.K. Department for Transport initiated environmental regulatory proceedings against our U.K. joint venture in the Workington Magistrates’ Court under the U.K. Environmental Permitting Regulations 2010, the Radioactive Substances Act 1993, the Carriage of Dangerous Goods and the use of Transportable Pressure Equipment Regulations 2009. On February 7, 2013, our U.K. joint venture entered a plea of guilty before the Magistrates’ Court and the matter was referred to the Carlisle Crown Court (the “Crown Court”) for sentencing. On June 14, 2013, the Crown Court issued a fine equivalent to approximately $1.2 million. On July 9, 2013, our U.K. joint venture appealed the Crown Court’s decision to the Court of Appeal Criminal Division. On January 17, 2014, the Court of Appeal dismissed the appeal and the fine was not reduced.

The resolution of outstanding claims and legal proceedings is subject to inherent uncertainty, and it is reasonably possible that any resolution of these claims and legal proceedings could have a material adverse effect on us, including a substantial charge to our earnings and operating results for that period; however, an estimate of all the reasonably possible losses cannot be determined at this time.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

Insurance

Generally, our insurance program covers workers’ compensation and employer’s liability, general liability, automobile liability, professional errors and omissions liability, property, marine property and liability, and contractor’s pollution liability (in addition to other policies for specific projects). We have also elected to retain a portion of the losses that occur through the use of various deductibles, limits, and self-insured retentions under our insurance programs. In addition, our insurance policies contain exclusions and sublimits that insurance providers may use to deny or restrict coverage. Excess liability, contractor’s pollution liability, and professional liability insurance policies provide for coverages on a “claims-made” basis, covering only claims actually made and reported during the policy period currently in effect. Thus, if we do not continue to maintain these policies, we will have no coverage for claims made after the termination date even for claims based on events that occurred during the term of coverage. While we intend to maintain these policies, we may be unable to maintain existing coverage levels.

Guarantee Obligations and Commitments

As of January 3, 2014, we had the following guarantee obligations and commitments:

We have agreed to indemnify one of our joint venture partners up to $25.0 million for any potential losses, damages, and liabilities associated with lawsuits in relation to general and administrative services we provide to the joint venture.

As of January 3, 2014, we had $35.8 million in bank guarantees outstanding under foreign credit facilities and other banking arrangements.

We also maintain a variety of commercial commitments that are generally made to support provisions of our contracts. In addition, in the ordinary course of business, we provide letters of credit to clients and others against advance payments and to support other business arrangements. We are required to reimburse the issuers of letters of credit for any payments they make under the letters of credit.

In the ordinary course of business, we may provide performance assurances and guarantees related to our services. For example, these guarantees may include surety bonds, arrangements among our client, a surety, and us to ensure we perform our contractual obligations pursuant to our client agreement. If our services under a guaranteed project are later determined to have resulted in a material defect or other material deficiency, then we may be responsible for monetary damages or other legal remedies. When sufficient information about claims on guaranteed projects is available and monetary damages or other costs or losses are determined to be probable, we recognize such guarantee losses.

Lease Obligations

Total rental expense included in operations for operating leases for the years ended January 3, 2014, December 28, 2012, and December 30, 2011, totaled $236.7 million, $210.0 million, and $188.5 million, respectively. Some of the operating leases are subject to renewal options and escalation based upon property taxes and operating expenses. These operating lease agreements expire at varying dates through 2026. Obligations under operating leases include office and other equipment rentals.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17. COMMITMENTS AND CONTINGENCIES (Continued)

Obligations under non-cancelable operating lease agreements were as follows:

(In millions)	Operating Leases
2014	$187.1
2015	153.7
2016	123.2
2017	92.1
2018	70.7
Thereafter	115.3
Total minimum lease payments	$742.1

Restructuring Costs

For the years ended January 3, 2014 and December 28, 2012, we did not incur restructuring charges. For the year ended December 30, 2011, we recorded restructuring charges of $5.5 million in our Consolidated Statement of Operations, which consisted primarily of costs for severance and associated benefits and the cost of facility closures. The majority of the restructuring costs resulted from the integration of Scott Wilson into our existing Infrastructure & Environment’s U.K. and European business and necessary responses to reductions in market opportunities in Europe.

During fiscal year 2011, we made $12.9 million of payments related to these restructuring plans. As of December 30, 2011, our restructuring reserves were $3.8 million. As of December 28, 2012, no amounts remain outstanding.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The accumulated balances and reporting period activities, including reclassifications out of accumulated other comprehensive income (loss), are summarized as follows:

(In millions)	Pension and Post-retirement Related Adjustments(1)	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Income (Loss)
Balances at December 31, 2010	$(46.1)	$9.2	$—	$(36.9)
Amounts reclassified from accumulated other comprehensive income:
Prior service costs(2)	(3.2)	—	—	(3.2)
Actuarial gains (losses)(2)	7.3	—	—	7.3
Total pre-tax amounts reclassified from accumulated other comprehensive income	4.1	—	—	4.1
Tax benefit (expense)(3)	10.7	—	—	10.7
Other comprehensive income before reclassification	(77.5)	(11.2)	—	(88.7)
Net current-period other comprehensive income	(62.7)	(11.2)	—	(73.9)
Balances at December 30, 2011	$(108.8)	$(2.0)	$—	$(110.8)

(1)                                 For fiscal year 2011, pension and post-retirement- related adjustments, before-tax, in other comprehensive income included $80.9 million of net loss arising during the year, $4.1 million of amortization of prior service cost and net loss, and $1.9 million of before-tax effect of changes in foreign currency exchange rates.

(2)                                 These accumulated other comprehensive income components are included in the computation of net periodic pension costs, which were recorded in “Cost of revenues” and “General and administrative expenses” in our Consolidated Statements of Operations. See Note 14, “Employee Retirement and Post- Retirement Benefit Plans,” for more information.

(3)                                 The tax benefit has been reduced by a valuation allowance of $11.6 million in 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

(In millions)	Pension and Post-retirement Related Adjustments(1)	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Income (Loss)
Balances at December 30, 2011	$(108.8)	$(2.0)	$—	$(110.8)
Amounts reclassified from accumulated other comprehensive income:
Prior service costs(2)	(3.0)	—	—	(3.0)
Actuarial (gains) losses(2)	10.4	—	—	10.4
Reclassification adjustment of prior derivative settlement	—	—	0.1	0.1
Translation adjustment realized upon liquidation of foreign subsidiaries(3)	—	(0.1)	—	(0.1)
Total pre-tax amounts reclassified from accumulated other comprehensive income	7.4	(0.1)	0.1	7.4
Tax benefit (expense)(4)	13.3	—	0.4	13.7
Other comprehensive income before reclassification	(47.3)	24.9	(1.1)	(23.5)
Net current-period other comprehensive income	(26.6)	24.8	(0.6)	(2.4)
Balances at December 28, 2012	$(135.4)	$22.8	$(0.6)	$(113.2)

(1)                                 For fiscal year 2012, pension and post-retirement- related adjustments, before-tax, in other comprehensive income included $45.6 million of net loss arising during the year, $7.4 million of amortization of prior service cost and net loss, and $1.7 million of before-tax effect of changes in foreign currency exchange rates.

(2)                                 These accumulated other comprehensive income components are included in the computation of net periodic pension costs, which were recorded in “Cost of revenues” and “General and administrative expenses” in our Consolidated Statements of Operations. See Note 14, “Employee Retirement and Post- Retirement Benefit Plans,” for more information.

(3)                                 This accumulated other comprehensive income component is reclassified into “Cost of revenues” in our Condensed Consolidated Statements of Operations.

(4)                                 The tax benefit has been reduced by a valuation allowance of $4.9 million in 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

(In millions)	Pension and Post-retirement Related Adjustments(1)	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Accumulated Other Comprehensive Income (Loss)
Balances at December 28, 2012	$(135.4)	$22.8	$(0.6)	$(113.2)
Amounts reclassified from accumulated other comprehensive income:
Prior service costs(2)	2.3	—	—	2.3
Actuarial (gains) losses(2)	16.7	—	—	16.7
Reclassification adjustment of prior derivative settlement	—	—	0.1	0.1
Translation adjustment realized upon liquidation of foreign subsidiaries(3)	—	1.9	—	1.9
Total pre-tax amounts reclassified from accumulated other comprehensive income	19.0	1.9	0.1	21.0
Tax benefit (expense)(4)	(24.5)	(0.2)	—	(24.7)
Other comprehensive income before reclassification	(11.5)	(71.9)	—	(83.4)
Net current-period other comprehensive income	(17.0)	(70.2)	0.1	(87.1)
Balances at January 3, 2014	$(152.4)	$(47.4)	$(0.5)	$(200.3)

(1)                                 For fiscal year 2013, pension and post-retirement- related adjustments, before-tax, in other comprehensive income included $5.5 million of net loss arising during the year, $19.0 million of amortization of prior service cost and net loss, and $3.6 million of before-tax effect of changes in foreign currency exchange rates.

(2)                                 These accumulated other comprehensive income components are included in the computation of net periodic pension costs, which were recorded in “Cost of revenues” and “General and administrative expenses” in our Consolidated Statements of Operations. See Note 14, “Employee Retirement and Post- Retirement Benefit Plans,” for more information.

(3)                                 This accumulated other comprehensive income component is reclassified into “Cost of revenues” in our Consolidated Statements of Operations.

(4)                                 The tax benefit has been reduced by a valuation allowance of $17.9 million in 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19. RECEIVABLE AND DEFERRED INCOME TAX VALUATION ALLOWANCES

Receivable allowances are comprised of allowances for amounts that may become uncollectable or unrealizable in the future. We determine these amounts based on historical experience and other currently available information. A valuation allowance for deferred income taxes is established when it is more likely than not that net deferred tax assets will not be realized.

The following table summarizes the activities in the receivable allowances and the deferred income tax valuation allowance from the beginning of the periods to the end of the periods.

(In millions)	Balance at the Beginning of the Period	Additions (Charged to Bad Debt Expense)	Additions (Charged to Other Accounts)(1)	Deductions(2)	Other(3)	Balance at the End of the Period
Year ended January 3, 2014
Receivable allowances	$69.7	$7.4	$7.7	$(19.7)	$—	$65.1
Deferred income tax valuation allowance	$137.6	$—	$12.7	$(23.2)	$17.9	$145.0

Year ended December 28, 2012
Receivable allowances	$43.1	$6.6	$27.4	$(7.4)	$—	$69.7
Deferred income tax valuation allowance	$124.0	$—	$12.3	$(14.7)	$16.0	$137.6

Year ended December 30, 2011
Receivable allowances	$42.8	$2.8	$16.1	$(18.6)	$—	$43.1
Deferred income tax valuation allowance	$104.2	$—	$23.5	$(15.3)	$11.6	$124.0

(1)                                 These additions were primarily charged to revenues or income tax expense.

(2)                                 Deductions to the deferred income tax valuation allowance were primarily attributed to foreign and state NOL expirations, change in tax rates and the use of federal and state NOLs.

(3)                                 Other adjustments to the deferred income tax valuation allowance during the year ended December 28, 2012 were attributable to acquired deferred taxes through the Flint acquisition and items charged to other comprehensive income. For the years ended January 3, 2014 and December 30, 2011, other adjustments to the deferred income tax valuation allowance were charged to other comprehensive income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth selected quarterly financial data for the years ended January 3, 2014 and December 28, 2012. The selected quarterly financial data presented below should be read in conjunction with the rest of the information in this report.

	2013 Quarters Ended
(In millions, except per share data)	March 29	June 28	September 27	January 3
Revenues	$2,802.5	$2,792.0	$2,735.5	$2,660.7
Cost of revenues	(2,651.3)	(2,641.6)	(2,559.0)	(2,564.1)
Operating income	152.6	145.4	179.3	113.5
Other income (expense)(1)	(2.5)	(3.3)	1.6	(3.5)
Income tax expense(2)	(42.2)	(38.9)	(42.3)	(44.3)
Net income including noncontrolling interests	86.8	81.7	115.4	45.4
Noncontrolling interests in income of consolidated subsidiaries	(14.9)	(14.4)	(26.6)	(26.2)
Net income attributable to URS	71.9	67.3	88.8	19.2
Earnings per share:
Basic	$0.97	$0.91	$1.21	$0.26
Diluted	$0.96	$0.91	$1.20	$0.26
Weighted-average shares outstanding:
Basic	74.4	73.8	73.6	73.6
Diluted	74.9	74.0	73.9	74.2

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

	2012 Quarters Ended
(In millions, except per share data)	March 30	June 29	September 28	December 28
Revenues	$2,361.5	$2,690.7	$2,947.6	$2,972.7
Cost of revenues	(2,203.2)	(2,527.5)	(2,753.3)	(2,810.5)
Acquisition-related expenses(3)	(5.6)	(11.3)	0.8	—
Operating income	161.4	149.5	203.6	171.4
Other income (expense)(1)	2.5	(9.2)	10.8	(3.6)
Income tax expense	(48.6)	(40.5)	(66.1)	(34.7)
Net income including noncontrolling interests	105.5	79.1	127.8	113.4
Noncontrolling interests in income of consolidated subsidiaries	(25.8)	(25.5)	(21.1)	(42.8)
Net income attributable to URS	79.7	53.6	106.7	70.6
Earnings per share:
Basic	$1.08	$0.72	$1.43	$0.95
Diluted	$1.07	$0.72	$1.43	$0.95
Weighted-average shares outstanding:
Basic	74.0	74.2	74.5	74.5
Diluted	74.3	74.6	74.6	74.6

(1)                                 During fiscal 2013, “Other income (expenses)” represents foreign currency gains (losses) recognized on intercompany financing arrangements. During fiscal 2012, “Other income (expenses)” represents foreign currency gains (losses) recognized on intercompany financing arrangements and foreign currency forward contracts. See further discussion in Note 11, “Indebtedness.”

(2)                                 During the fourth quarter of 2013, we recorded income tax expense of $10.0 million related to prior quarters. This included U.S. tax on the sale of Canadian properties of $6.4 million and dividends from a Canadian joint venture of $3.6 million. This amount recorded in the fourth quarter was not material to prior quarters and, accordingly, the prior quarters have not been revised. On an after-tax basis, these items resulted in decreases to net income and diluted EPS of $10.0 million and $0.15, respectively.

(3)                                 For the year ended December 28, 2012, we recorded acquisition- related expenses in connection with our acquisition of Flint. See further discussion in Note 8, “Acquisitions.”

NOTE 21. SUBSEQUENT EVENTS (UNAUDITED)

On July 11, 2014, we entered into an Agreement and Plan of Merger (the “merger agreement”) with AECOM Technology Corporation (“AECOM”), ACM Mountain I, LLC, a direct wholly-owned subsidiary of AECOM (“Merger Sub”), and ACM Mountain II, LLC, a direct wholly-owned subsidiary of AECOM (“Merger Sub I”). The merger agreement provides for the merger of our company with and into Merger Sub, with our company continuing as the surviving company and a direct wholly-owned subsidiary of AECOM (the “Merger”). Immediately thereafter, pursuant to the merger agreement, we will merge with and into Merger Sub I, with Merger Sub I continuing as the surviving

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21. SUBSEQUENT EVENTS (UNAUDITED) (Continued)

company and a direct wholly-owned subsidiary of AECOM. Subject to the terms and conditions of the merger agreement, holders of URS common stock will receive consideration at $58.79 per share (based on the closing price of AECOM common stock on July 25, 2014). Each outstanding share of URS common stock will be exchanged for per share consideration consisting of 0.734 shares of AECOM common stock and $33.00 in cash. URS stockholders may elect to receive cash or stock consideration, subject to proration in the event of oversubscription for cash consideration. The actual value of the merger consideration to be paid at the closing of the merger will depend on the average closing price of AECOM common stock in the five business days prior to closing.

Completion of the merger is subject to certain customary conditions, including approval by both the AECOM and URS stockholders, listing of the shares of AECOM common stock to be issued in the merger on the New York Stock Exchange, receipt of required regulatory approvals, effectiveness of AECOM’s registration statement on Form S-4 and receipt of customary opinions related to certain tax matters from the parties’ respective counsels. The financial statements included in this revised Form 10-K do not reflect any adjustments or otherwise give effect to the proposed merger.

Based on the implied value of this potential merger to URS Stockholders, we performed an interim goodwill impairment test as of July 4, 2014 for all of our seven reporting units. Goodwill impairment reviews involved a two-step process. The first step is a comparison of each reporting unit’s fair value to its carrying value. If the carrying value of the reporting units is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of the impairment. We performed the first step of the analysis to compare the fair values of each reporting unit to its carrying amount. Based on the analysis performed, the fair values of all of our reporting units exceeded their carrying values indicating that no impairment exists, and therefore, the second step of the analysis was not deemed necessary.

Within the Energy & Construction operating segment, the Civil Construction and Mining Group, the Industrial/Process Group and the Power Group reporting unit fair values exceeded their carrying values by approximately 8%, 6% and 6%, respectively. Our Oil & Gas reporting unit’s fair value exceeded its carrying value by 5%. The remaining three reporting units’ fair values substantially exceeded their carrying values.